Exhibit 10.102

EXECUTION COPY

REVOLVING CREDIT AGREEMENT

Dated as of September 6, 2002

among

ALLIANCE CAPITAL MANAGEMENT L. P.,

as Borrower,

BANK OF AMERICA, N.A.,

as Administrative Agent,

BANC OF AMERICA SECURITIES LLC,

as Arranger,

THE BANK OF NEW YORK and

DEUTSCHE BANK SECURITIES INC.,

as Co-Syndication Agents,

CITIBANK, N.A. and JPMORGAN CHASE BANK,

as Co-Documentation Agents,

and

THE FINANCIAL INSTITUTIONS WHOSE NAMES APPEAR

ON THE SIGNATURE PAGES HEREOF AS “BANKS”

REVOLVING CREDIT AGREEMENT

THIS REVOLVING CREDIT AGREEMENT, dated as of September 6, 2002 (this “Credit Agreement”), by and among ALLIANCE CAPITAL MANAGEMENT L.P., a Delaware limited partnership (together with its permitted successors, the “Borrower”), the financial institutions listed on Schedule 1(a) (collectively, the “Banks”), and BANK OF AMERICA, N.A., as administrative agent for the Banks (in such capacity, the “Administrative Agent”);

W I T N E S S E T H:

WHEREAS, the Borrower desires to obtain from the Banks certain credit facilities as described in this Credit Agreement for general partnership purposes, including the support of the Borrower’s issuance of commercial paper, and for other purposes as provided below;

WHEREAS, the Banks are willing to provide such credit facilities to the Borrower upon the terms and conditions set forth in this Credit Agreement; and

WHEREAS, the Administrative Agent is willing to act as administrative agent, for the Banks in connection with such credit facilities as provided in this Credit Agreement;

NOW, THEREFORE, in consideration of the foregoing, the mutual covenants and agreements set forth hereinbelow, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties, the parties hereto do hereby agree as follows:

1.                                       DEFINITIONS AND RULES OF INTERPRETATION.

1.1                                 Definitions.  The following terms shall have the meanings set forth in this Section 1.1 or elsewhere in the provisions of this Credit Agreement referred to below:

Accounting Change.  As defined in Section 6.12.

Accounting Notice.  As defined in Section 6.12.

Acquisition.  As defined in Section 7.2.

Administrative Agent.  Bank of America, acting as administrative agent for the Banks, or any successor Administrative Agent appointed pursuant to Section 13.9.

Administrative Agent’s Head Office.  The Administrative Agent’s head office located at 101 North Tryon Street, Charlotte, North Carolina 28255, or at such other location as the Administrative Agent may designate in a written notice to the other parties hereto from time to time.

Administrative Agent’s Overnight Investment Rate.  The annual rate of interest in effect from time to time that is equal to the interest rate received by the Administrative Agent from time to time with respect to funds invested in overnight repurchase agreements.

Affected Computation.  As defined in Section 6.12.

Affiliate.  As defined under Rule 144 (a) under the Securities Act of 1933, as amended, but, in the case of the Borrower, not including any Subsidiary or any investment fund which is managed or advised by the Borrower.

Agent-Related Person.  The Administrative Agent, together with its Affiliates (including, in the case of Bank of America, in its capacity as the Administrative Agent, and Banc of America Securities LLC), and the officers, directors, employees, agents and attorneys-in-fact of such Persons and Affiliates.

Alliance Distributors.  Alliance Fund Distributors, Inc., a Delaware corporation, or any successor thereto as the primary distributor of securities of investment companies sponsored by the Borrower or its Subsidiaries.

Alternate Base Rate. A simple interest rate equal to the higher of (a) the Federal Funds Rate Basis plus one-half of one percent (0.50%) or (b) the Prime Rate.  The Alternate Base Rate shall be adjusted automatically as of the opening of business as of the effective date of each change in the Federal Funds Rate Basis or the Prime Rate, as the case may be, to account for such change.

Alternate Base Rate Loan. A Loan which bears interest at the Alternate Base Rate.

Applicable Margin.  An annual percentage rate determined by the Administrative Agent, as of any date of determination, in accordance with the Borrower’s commercial paper rating in effect as of any date of determination as follows:

Borrower’s S&P Rating/Moody’s Rating	Applicable Margin

A-1+/P-1	0.175%

A-1/P-1	0.215%

A-1/P-2 or A-2/P-1	0.225%

A-2/P-2	0.350%

Less than A-2/P-2 or no S&P Rating or Moody’s Rating	0.675%

Notwithstanding the foregoing, (a) if there is a split in the debt ratings of only one level, the Applicable Margin of the lower debt rating shall apply and (b) if there is a split in the debt ratings of more than one level, the Applicable Margin of the lower debt rating shall apply, in any such case, subject, as applicable, to the provisions of Section 4.10 hereof.

Assignment and Acceptance.  As defined in Section 17.1.

Attributable Indebtedness.  On any date with respect to any Person, in respect of any Synthetic Lease Obligation of such Person, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a Capitalized Lease.

AXA Group.  AXA, a société anonyme organized under the laws of France, and its Subsidiaries.

Bank of America.  Bank of America, N.A., a national banking association.

Banks.  Bank of America, The Bank of New York, Citibank, N.A., Deutsche Bank AG, New York Branch, JPMorgan Chase Bank, Credit Suisse First Boston, acting through its Cayman Island Branch, State Street Bank and Trust Company, BNP Paribas, Société Générale, ABN AMRO Bank, N.V., Bank One, N.A., Fleet National Bank and Wachovia Bank, N.A., as listed on Schedule 1(a) hereto and any other Person who becomes an assignee of any rights and obligations of a Bank pursuant to Section 17.1.

Borrower.  As defined in the preamble hereto.

Borrower Control Change Notice.  As defined in Section 6.5.4.

Borrower Partnership Agreement.  The Amended and Restated Agreement of Limited Partnership of the Borrower, dated as of October 29, 1999, by and among the General Partner and those other Persons who became partners of the Borrower as provided therein, as such agreement has been amended and exists at the date of this Credit Agreement and may be amended or modified from time to time in compliance with the provisions of this Credit Agreement.

Broker-Dealer Debt.  The obligations incurred or otherwise arising in connection with the Securities Trading Activities of any Broker-Dealer Subsidiary.

Broker-Dealer Subsidiaries.  The Subsidiaries listed on Schedule 1(b) attached hereto and each other Subsidiary that engages in activities of the type described in the definition of Securities Trading Activities and that is so designated by the Borrower in writing to the Administrative Agent; and “Broker-Dealer Subsidiary” means any one of such Broker-Dealer Subsidiaries.

Business.  With respect to any Person, the assets, properties, business, operations and condition (financial and otherwise) of such Person.

Business Day.  Any day on which banking institutions in Charlotte, North Carolina and New York, New York, are open for the transaction of banking business and, in the case of LIBOR Loans, also a day which is a LIBOR Business Day.

Capitalized Leases.  Leases under which the Borrower or any of its Consolidated Subsidiaries is the lessee or obligor, the discounted future rental payment obligations under which are required to be capitalized on the balance sheet of the lessee or obligor in accordance with GAAP.

CERCLA.  As defined in Section 5.17(a).

Change of Control.  Each and every (a) issue, sale, or other disposition of Voting Equity Securities of the Borrower that results in any Person or group of Persons acting in concert (other than any of AXA Financial, Inc. and its Subsidiaries, and any member of the AXA Group) beneficially owning or controlling, directly or indirectly, more than eighty percent (80%) (by number of votes) of the Voting Equity Securities of the Borrower or (b) issue, sale, or other disposition of Voting Equity Securities of the General Partner which results in any Person or group of Persons acting in concert (other than any of AXA Financial, Inc. and its Subsidiaries, and any member of the AXA Group) beneficially owning or controlling, directly or indirectly, more than fifty percent (50%) (by number of votes) of the Voting Equity Securities of the General Partner.

Change of Control Date.  Any date upon which a Change of Control occurs.

Closing Date.  The date, not later than September 30, 2002, on which each of the conditions set forth in Section 9 is satisfied or waived.

Code.  The Internal Revenue Code of 1986, as amended.

Co-Documentation Agent.  Citibank, N.A. and JPMorgan Chase Bank, acting as co-documentation agents.

Commitment.  With respect to each Bank, the amount set forth on Schedule 1(a) hereto as the amount of such Bank’s obligation to make Loans to the Borrower, as the same may be reduced from time to time; or if such commitment is terminated pursuant to the provisions hereof, zero.

Commitment Percentage.  With respect to each Bank, the percentage set forth on Schedule 1(a) hereto as such Bank’s percentage of the aggregate Commitments of all of the Banks.

Consolidated or consolidated.  With reference to any term defined herein, shall mean that term as applied to the accounts of the Borrower and the Consolidated Subsidiaries, consolidated in accordance with GAAP.

Consolidated Adjusted Cash Flow. With respect to any fiscal period, the sum of (A) EBITDA for such fiscal period, plus (B) non-cash charges (other than charges for depreciation and amortization) for such fiscal period to the extent deducted in determining Consolidated Net Income (or Loss) for such period.

Consolidated Adjusted Funded Debt. At any time, the aggregate Outstanding principal amount of Funded Debt of the Borrower and the Consolidated Subsidiaries (whether owed by more than one of them jointly or by any of them singly) at such time determined on a consolidated basis and, except with respect to items (f) and (g) of the definition of Funded Debt, determined in accordance with GAAP.

Consolidated Leverage Ratio. As of any date of determination, the ratio of (a) Consolidated Adjusted Funded Debt as of such date to (b) Consolidated Adjusted Cash Flow for the period of the four fiscal quarters most recently ended for which the Borrower has delivered financial statements.

Consolidated Net Income (or Loss). The consolidated net income (or loss) of the Borrower, determined in accordance with GAAP, but excluding in any event:

(a)                                  any portion of the net earnings of any Subsidiary that, by virtue of a restriction or Lien binding on such Subsidiary under a Contract or Government Mandate, is unavailable for payment of dividends to the Borrower or any other  Subsidiary;

(b)                                 earnings resulting from any reappraisal, revaluation, or write-up of assets; and

(c)                                  any reversal of any contingency reserve, except to the extent that such provision for such contingency reserve shall have been made from income arising during the period subsequent to December 31, 2001, through the end of the period for which Consolidated Net Income (or Loss) is then being determined, taken as one accounting period.

Consolidated Net Worth. The excess of Consolidated Total Assets over Consolidated Total Liabilities, less, to the extent otherwise includible in the computations of Consolidated Net Worth, any subscriptions receivable with respect to Equity Securities of the Borrower or its Subsidiaries (with such adjustments as may be appropriate so as not to double count intercompany items).

Consolidated Subsidiaries.  At any point in time, the Subsidiaries of the Borrower that are consolidated with the Borrower for financial reporting purposes with respect to the fiscal period of the Borrower in which such point in time occurs.

Consolidated Total Assets. All assets of the Borrower determined on a consolidated basis in accordance with GAAP.

Consolidated Total Liabilities. All liabilities of the Borrower determined on a consolidated basis in accordance with GAAP.

Contracts.  Contracts, agreements, mortgages, leases, bonds, promissory notes, debentures, guaranties, Capitalized Leases, indentures, pledges, powers of attorney, proxies, trusts, franchises, or other instruments or obligations.

Control Change Notice.  As defined in Section 6.5.4.

Conversion Request.  A notice given by the Borrower to the Administrative Agent of the Borrower’s election to convert or continue a Loan in accordance with Section 2.9.

Co-Syndication Agent.  The Bank of New York and Deutsche Bank Securities Inc., acting as co-syndication agents.

Credit Agreement.  This Revolving Credit Agreement, including the Schedules and Exhibits hereto.

Default. Any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

Delinquent Bank.  As defined in Section 13.12.

Disposition.  As defined in Section 7.1.

Distribution. With respect to any Entity, the declaration or payment (without duplication) of any dividend or distribution on or in respect of any Equity Securities of such Entity, other than dividends payable solely in Equity Securities of such Entity that are not required to be classified as liabilities on the balance sheet of such Entity under GAAP; the purchase, redemption, or other retirement of any Equity Securities of such Entity, directly or indirectly through a Subsidiary of such Entity or otherwise; or the return of capital by such Entity to the holders of its Equity Securities as such.

Dollars or $.  Dollars in lawful currency of the United States of America.

Domestic Lending Office.  Initially, the office of each Bank designated as such in Schedule 1(a) hereto; thereafter, such other office of such Bank, if any, located within the United States that will be making or maintaining Federal Funds Rate Loans or Alternate Base Rate Loans.

Drawdown Date.  The date on which any Loan is made or is to be made, and the date on which any Loan is converted or continued in accordance with Section 2.9.

EBITDA. The Consolidated Net Income (or Loss) for any period, plus provision for any income taxes, interest (whether paid or accrued, but without duplication of interest accrued for previous periods), depreciation, or amortization for such period, in each case to the extent deducted in determining such Consolidated Net Income (or Loss).

Effective Date.  As defined in Section 6.12(c).

Eligible Assignee.  Any of (a) a commercial bank or finance company organized under the laws of the United States, any State thereof, or the District of Columbia, and having total assets in excess of One Billion Dollars ($1,000,000,000); (b) a commercial bank organized under the laws of any other country that is a member of the Organization for Economic Cooperation and Development (the “OECD”), or a political subdivision of any such country, and having total assets in excess of One Billion Dollars ($1,000,000,000), provided that such bank is acting through a branch or agency located in the country in which it is organized or another country which is also a member of the OECD; and (c) the central bank of any country which is a member of the OECD.

Employee Benefit Plan.  Any employee benefit plan within the meaning of §3(2) of ERISA maintained or contributed to by the Borrower or any ERISA Affiliate, other than a Multiemployer Plan.

Entity.  Any corporation, partnership, trust, unincorporated association, joint venture, limited liability company, or other legal or business entity.

Environmental Laws.  As defined in Section 5.17(a).

EPA.  As defined in Section 5.17(b).

Equity Securities. With respect to any Entity, all equity securities of such Entity, including any (a) common or preferred stock, (b) limited or general partnership interests, (c) limited liability company member interests, (d) options, warrants, or other rights to purchase or acquire any equity security, or (e) securities convertible into any equity security.

ERISA.  The Employee Retirement Income Security Act of 1974, as amended.

ERISA Affiliate.  Any Person that is treated as a single employer together with the Borrower under §414 of the Code.

ERISA Reportable Event.  A reportable event with respect to a Guaranteed Pension Plan within the meaning of §4043 of ERISA and the regulations promulgated thereunder as to which the requirement of notice has not been waived.

Event of Default.  As defined in Section 11.

Examining Authority. The meaning set forth in Rule 15c3-1(c)(12) under the Securities Exchange Act of 1934, as amended.

Federal Funds Rate. A simple interest rate equal to the sum of the Federal Funds Rate Basis plus the Applicable Margin.  The Federal Funds Rate shall be adjusted automatically as of the opening of business of the effective date of each change in the Federal Funds Rate Basis to account for such change.

Federal Funds Rate Basis. For any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three funds brokers of recognized standing selected by the Administrative Agent.

Federal Funds Rate Loan.  A Loan (other than an Alternate Base Rate Loan) which bears interest at the Federal Funds Rate.

Fee Letter.  That certain fee letter dated July 17, 2002 among the Borrower, Bank of America, and Banc of America Securities LLC.

Fully Effective.  With respect to any Contract, that (a) such Contract is the legal, valid, and binding obligation of the Borrower or its Subsidiary, as the case may be, enforceable against such party according to its terms, and (b) if such Contract exists on or before the date of this Credit Agreement, such Contract shall remain in full force and effect notwithstanding the execution and delivery of the Loan Documents and the consummation of the transactions contemplated by the Loan Documents.

Funded Debt. With respect to the Borrower or any Consolidated Subsidiary, (a) all Indebtedness for money borrowed of such Person, (b) in respect of Capitalized Leases, the capitalized amount thereof that would appear on a balance sheet of such Person prepared in accordance with GAAP, (c) all reimbursement obligations of such Person with respect to letters of credit, bankers’ acceptances, or similar facilities issued for the account of such Person, (d) Indebtedness in respect of the disposition of 12b-1 Fees, (e) all guarantees, endorsements, acceptances, and other contingent obligations of such Person, whether direct or indirect, in respect of Indebtedness for borrowed money of others, including any obligation to supply funds to or in any manner to invest in, directly or indirectly, the debtor, to purchase Indebtedness for borrowed money, or to assure the owner of Indebtedness for borrowed money against loss, through an agreement to purchase goods, supplies, or services for the purpose of enabling the debtor to make payment of the Indebtedness held by such owner or otherwise, (f) net obligations of such Person under any Swap Contract in an amount equal to the Swap Termination Value thereof, and (g) Attributable Indebtedness of such Person.  Notwithstanding the foregoing, Funded Debt shall not include Broker-Dealer Debt.

GAAP.  Subject to Section 6.12, (a) when used in financial covenants set forth in Section 8, whether directly or indirectly through reference to a capitalized term used therein,  (i) principles that are consistent with the principles promulgated or adopted by the Financial Accounting Standards Board and its predecessors, in effect for the fiscal year ended on December 31, 2001, and (ii) to the extent consistent with such principles, the accounting practices of the Borrower reflected in its consolidated financial statements for the year ended on December 31, 2001, and (b) when used in general, other than as provided above, means principles that are (i) consistent with the principles promulgated or adopted by the Financial Accounting Standards Board and its predecessors, as in effect from time to time and (ii) consistently applied with past financial statements of the Borrower adopting the same principles, provided that in each case referred to in this definition of “GAAP” a certified public accountant would, insofar as the use of such accounting principles is pertinent, be in a position to deliver an unqualified opinion (other than a qualification regarding changes in GAAP) as to financial statements in which such principles have been properly applied.

General Partner.  (a) Alliance Capital Management Corporation, a Delaware corporation, in its capacity as general partner of the Borrower and (b) any other Persons who satisfy the requirements for admitting general partners without causing a Default or an Event of Default as set forth in Section 11.1(n) and who are so admitted, each in its capacity as a general partner of the Borrower, and their respective successors.

Government Authority.  The United States of America or any state, district, territory, or possession thereof, any local government within the United States of America or any of its territories and possessions, any foreign government having appropriate jurisdiction or any province, territory, or possession thereof, or any court, tribunal, administrative or regulatory agency, taxing or revenue authority, central bank or banking regulatory agency, commission, or body of any of the foregoing.

Government Mandate.  With respect to (a) any Person, any statute, law, rule, regulation, code, or ordinance duly adopted by any Government Authority, any treaty or compact between two (2) or more Government Authorities, and any judgment, order, decree, ruling, finding, determination, or injunction of any Government Authority, in each such case that is, pursuant to appropriate jurisdiction, legally binding on such Person, any of its Subsidiaries or any of their respective properties, and (b) the Administrative Agent or any Bank, in addition to subsection (a) hereof, any policy, guideline, directive, or standard duly adopted by any Government Authority with respect to the regulation of banks, monetary policy, lending, investments, or other financial matters.

Granting Lender.  As defined in Section 17.10.

Guarantee.  As to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Funded Debt or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Funded Debt or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Funded Debt or other obligation of the payment or performance of such Funded Debt or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Funded Debt or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Funded Debt or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Funded Debt or other obligation of any other Person, whether or not such Funded Debt or other obligation is assumed by such Person.  The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.  The term “Guarantee” as a verb has a corresponding meaning.

Guaranteed Pension Plan.  Any employee pension benefit plan within the meaning of §3(2) of ERISA maintained or contributed to by the Borrower or any ERISA Affiliate the benefits of which are guaranteed on termination in full or in part by the PBGC pursuant to Title IV of ERISA, other than a -Multiemployer Plan.

Hazardous Substances.  As defined in Section 5.17(b).

Indebtedness. All obligations, contingent and otherwise, that in accordance with GAAP should be classified upon the obligor’s balance sheet as liabilities, or to which reference should be made by footnotes thereto in accordance with GAAP, including: (a) all debt and similar monetary obligations, whether direct or indirect; (b) all liabilities secured by any Lien existing on property owned or acquired subject thereto, whether or not the liability secured thereby shall have been assumed; (c) all obligations in respect of hedging contracts, including, without limitation, interest rate and currency swaps, caps, collars and other financial derivative products; and (d) all guarantees, endorsements, and other contingent obligations whether direct or indirect in respect of indebtedness of others, including any obligation to supply funds to or in any manner to invest in, directly or indirectly, the debtor, to purchase indebtedness, or to assure the owner of indebtedness against loss, through an agreement to purchase goods, supplies, or services for the purpose of enabling the debtor to make payment of the indebtedness held by such owner or otherwise, and the obligations to reimburse the issuer in respect of any letters of credit.  Notwithstanding the foregoing, Indebtedness shall not include Broker-Dealer Debt.

Indemnified Liabilities.  As defined in Section 15.

Interest Payment Date.  (a) As to any Federal Funds Rate Loan or Alternate Base Rate Loan, the second Business Day of each calendar quarter for the immediately preceding calendar quarter during all or a portion of which such Federal Funds Rate Loan or Alternate Base Rate Loan were Outstanding and the maturity of such Federal Funds Rate Loan or Alternate Base Rate Loan; (b) as to any LIBOR Loan, the last day of each Interest Period with respect to such LIBOR Loan, the maturity of such LIBOR Loan, and, if the Interest Period of such LIBOR Loan is longer than three (3) months, the date that is three (3) months from the first day of such Interest Period and the last day of each successive three (3) month period during such Interest Period.

Interest Period.  With respect to any LIBOR Loan, (a) initially, the period commencing on the Drawdown Date of such Loan and ending on the last day of, as selected by the Borrower in a Loan Request, one (1), two (2), or three (3) weeks, or one (1), two (2), three (3), four (4), five (5), or six (6) months, if available in readily ascertainable markets; and (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Loan and ending on the last day of one of the periods set forth above, as selected by the Borrower in a Conversion Request; provided that all of the foregoing provisions relating to Interest Periods are subject to the following:

(i)                                     if any Interest Period for a LIBOR Loan would otherwise end on a day that is not a LIBOR Business Day, that Interest Period shall be extended to the next succeeding LIBOR Business Day unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the immediately preceding LIBOR Business Day; and

(ii)                                  any Interest Period commencing prior to the Maturity Date that would otherwise extend beyond the Maturity Date shall end on the Maturity Date.

Investment.  As to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of capital stock or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit.  For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

LIBOR Business Day.  Any day on which commercial banks are open for international business (including dealings in Dollar deposits) in London, England.

LIBOR Lending Office.  Initially, the office of each Bank designated as such in Schedule 1(a) hereto; thereafter, such other office of such Bank, if any, that shall be making or maintaining LIBOR Loans.

LIBOR Loan.  A Loan which bears interest at the LIBOR Rate.

LIBOR Rate.  A simple per annum interest rate equal to the sum of (a) the quotient of (i) the LIBOR Rate Basis divided by (ii) one minus the LIBOR Reserve Percentage, stated as a decimal, plus (b) the Applicable Margin.  The LIBOR Rate shall be rounded upward to four decimal places and shall apply to the applicable Interest Period, and, once determined, shall be subject to the provisions of this Credit Agreement and shall remain unchanged during the applicable Interest Period, except for changes to reflect adjustments in the LIBOR Reserve Percentage.

LIBOR Rate Basis.  For any Interest Period, the interest rate per annum equal to the offered rate for deposits in United States dollars (rounded to four decimal places) in amounts comparable to the principal amount of, and for a length of time comparable to and commencing on the first day of the Interest Period for, the LIBOR Loan to be made by the Banks, which interest rate appears on Telerate Page 3750 as of 11:00 a.m. (London time) two (2) Business Days prior to the first day of such Interest Period; provided, however, that (i) if more than one such offered rate appears on Telerate Page 3750, the LIBOR Rate Basis shall be the arithmetic average (rounded to four decimal places) of such offered rates, or (ii) if no such offered rates appear on such page, the LIBOR Rate Basis shall be the interest rate per annum (rounded to four decimal places) at which United States dollar deposits are offered to the Administrative Agent in the London interbank borrowing market at approximately 9:00 a.m. (Charlotte, North Carolina time) on the date two (2) Business Days prior to the first day of such Interest Period in an amount comparable to and commencing on the first day of the principal amount of, and for a length of time comparable to the Interest Period for, the LIBOR Loan to be made by the Banks.

LIBOR Reserve Percentage.  The percentage which is in effect from time to time under Regulation D of the Board of Governors of the Federal Reserve System, as such regulation may be amended from time to time, as the actual reserve requirement applicable with respect to Eurocurrency Liabilities (as that term is defined in Regulation D), to the extent that any Bank has any Eurocurrency Liabilities subject to such reserve requirement at that time. The LIBOR Rate for any LIBOR Loan shall be adjusted as of the effective date of any change in the LIBOR Reserve Percentage.

Lien.  Any lien, mortgage, security interest, pledge, charge, beneficial or equitable interest or right, hypothecation, collateral assignment, easement, or other encumbrance.

Loan Documents.  This Credit Agreement, any Notes and any instrument or document designated by the parties thereto as a “Loan Document” for purposes hereof.

Loan Request.  As defined in Section 2.8.

Loans.  Revolving credit loans made or to be made by the Banks to the Borrower pursuant to Section 2.

Majority Banks.  The Banks whose aggregate Commitments constitute more than fifty percent (50%) of the Total Commitment or, if the Commitments have been terminated, more than fifty percent (50%) of the aggregate amount of the Loans.

Material Adverse Effect.  A material adverse effect on (a) the ability of the Borrower to enter into and to perform and observe its Obligations under the Loan Documents, or (b) the assets, properties, business, operations and condition (financial or otherwise) of the Borrower and its Subsidiaries taken as a whole.

Material Broker-Dealer Subsidiary.  Any Broker-Dealer Subsidiary that has total assets as of the date of determination equal to not less than five (5%) of the Consolidated Total Assets of the Borrower as set forth in the consolidated balance sheet of the Borrower included in the most recent available annual or quarterly report of the Borrower.

Material Subsidiary.  Any Subsidiary of the Borrower or Alliance Distributors that, singly or together with any other such Subsidiaries then subject to one or more of the conditions described in Section 11.1(h), Section 11.1(i), or Section 11.1(m), either (a) at the date of determination owns Significant Assets, or (b) has total assets as of the date of determination equal to not less than five percent (5%) of the Consolidated Total Assets of the Borrower as set forth in the consolidated balance sheet of the Borrower included in the most recent available annual or quarterly report of the Borrower.

Maturity Date.  September 6, 2007.

Moody’s Rating.  With respect to any Entity which is the issuer or obligor with respect to commercial paper, the rating assigned to such Entity by Moody’s Investors Service, Inc. from time to time in effect.

Multiemployer Plan.  Any multiemployer plan within the meaning of §3(37) of ERISA maintained or contributed to by the Borrower or any ERISA Affiliate.

Net Capital Rule.  Rule 15c3-1 under the Securities Exchange Act of 1934, as amended.

1940 Act.  The Investment Company Act of 1940, as amended.

Notes.  Any Notes of the Borrower to the Banks in respect of the Borrower’s Obligations under this Credit Agreement of even date herewith, substantially in the form of Exhibit A, as amended, modified and renewed from time to time.

Obligations.  All indebtedness, obligations, and liabilities of any of the Borrower or its Subsidiaries to any of the Banks and the Administrative Agent, individually or collectively, existing on the date of this Credit Agreement or arising thereafter, direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, arising or incurred under this Credit Agreement or any of the other Loan Documents or in respect of any of the Loans made or any of the Notes or other instruments at any time evidencing any thereof.

Outstanding.  With respect to the Loans, the aggregate unpaid principal thereof as of any date of determination.

PBGC.  The Pension Benefit Guaranty Corporation created by §4002 of ERISA and any successor entity or entities having similar responsibilities.

Permits.  Permits, licenses, franchises, patents, copyrights, trademarks, trade names, approvals, clearances, and applications for or rights in respect of the foregoing of any Government Authority.

Permitted Liens.  Liens permitted by Section 7.3.

Person.  Any individual, Entity or Government Authority.

Prime Rate.  The rate of interest adopted by the Administrative Agent as its reference rate for the determination of interest rates for loans of varying maturities in United States dollars to United States residents of varying degrees of creditworthiness and being quoted at such time by the Administrative Agent as its “prime rate”.  The Prime Rate is not necessarily the lowest rate of interest charged to borrowers of the Administrative Agent.  Each change in the Prime Rate shall take effect simultaneously with the change in the Administrative Agent’s “prime rate.”

Proceedings.  Any (a) actions at law, (b) suits in equity, (c) bankruptcy, insolvency, receivership, dissolution, or reorganization cases or proceedings, (d) administrative or regulatory hearings or other proceedings, (e) arbitration and mediation proceedings, (f) criminal prosecutions, (g) judgment levies, foreclosure proceedings, pre-judgment security procedures, or other enforcement actions, and (h) other litigation, actions, suits, and proceedings conducted by, before, or on behalf of any Government Authority.

RCRA.  As defined in Section 5.17(a).

Real Estate.  All real property at any time owned or leased (as lessee or sublessee) by the Borrower or any of its Subsidiaries.

Record.  The grid attached to a Note, or the continuation of such grid, or any other similar record, including computer records, maintained by any Bank with respect to any Loan referred to in such Note or in this Credit Agreement.

Register.  As defined in Section 17.3.

Reorganization and Reorganize.  As defined in Section 7.2.

SARA.  As defined in Section 5.17(a).

Securities Trading Activities. The activities in the ordinary course of business of a Broker-Dealer Subsidiary, including, without limitation, acting as a broker for clients and/or as a dealer in the purchase and sale of securities traded on exchanges or in the over-the-counter markets, entering into securities repurchase agreements and reverse repurchase agreements, securities lending and borrowing and securities clearing, either through agents or directly through clearing systems.

Significant Assets.  At the date of any sale, transfer, assignment, or other disposition of assets of the Borrower or any of its Subsidiaries (or as of the date of any Default or Event of Default), assets of the Borrower or any of its Subsidiaries (including Equity Securities of Subsidiaries of the Borrower) which generated thirty-three and one-third percent (33 1/3%) or more of the consolidated revenues of the Borrower during the four (4) fiscal quarters of the Borrower most recently ended (the “Measuring Period”), provided that assets of the Borrower or any of its Subsidiaries (including Equity Securities of Subsidiaries of the Borrower) which do not meet the definition of Significant Assets in the first part of this sentence shall nonetheless be deemed to be Significant Assets if such assets generated revenues for the Measuring Period that if subtracted from the consolidated revenues of the Borrower for the Measuring Period would result in consolidated revenues of the Borrower for the Measuring Period of less than $1,200,000,000.

S&P Rating.  With respect to any Entity which is the issuer or obligor with respect to commercial paper, the rating assigned to such Entity by Standard & Poor’s Rating Service from time to time in effect.

SPC.  As defined in Section 17.10.

Subsidiary.  Any Entity of which the designated parent shall at any time own directly or indirectly through a Subsidiary or Subsidiaries at least a majority (by number of votes) of the outstanding Voting Equity Securities of such Entity.  Unless otherwise provided herein, any reference to a “Subsidiary” shall mean a Subsidiary of the Borrower. Notwithstanding the foregoing, the term “Subsidiary” shall not include any entity that is an investment company, investment fund or similar entity managed or advised by the Borrower or any Subsidiary of the Borrower and in which the Borrower’s or such Subsidiary’s ownership of Voting Equity Securities is a function of its role as manager or adviser (whether as general partner or otherwise) rather than its economic or beneficial interest in the entity, unless and until such time as the entity is required in accordance with GAAP to be consolidated with the Borrower for financial reporting purposes with respect to the fiscal period of the Borrower in which such point in time occurs.

Swap Contract.  A Swap Contract is:  (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., or any International Foreign Exchange Master

Agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

Swap Termination Value.  In respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined by the Borrower based upon one or more mid-market or other readily available quotations provided by one or more recognized dealers in such Swap Contracts (which may include a Bank or any affiliate of a Bank).

Synthetic Lease Obligation.  The monetary obligation of a Person under a so-called synthetic, off-balance sheet or tax retention lease, where such transaction is considered borrowed money Indebtedness for tax purposes but which is classified as an operating lease pursuant to GAAP.

Telerate Page 3750.  Telerate Page 3750 means the display page so designated on Reuters (or such other page as may replace that page on that service, or such other service as may be nominated as the information vendor by the Administrative Agent, for the purpose of displaying rates or prices comparable to those displayed on Telerate Page 3750 at the time of execution of this Agreement).

Total Commitment.  The sum of the Commitments of the Banks, as in effect from time to time.  As of the Closing Date the Total Commitment is $800,000,000.

12b-1 Fees.  All or any portion of (a) the compensation or fees paid, payable, or expected to be payable to the Borrower or any of its Subsidiaries for acting as the distributor of securities as permitted under Rule 12b-l under the 1940 Act, (b) the contingent deferred sales charges or redemption fees paid, payable, or expected to be paid to the Borrower or any of its Subsidiaries, and (c) any right, title, or interest in or to any such compensation or fees.

Type.  As to any Loan, its nature as a Federal Funds Rate Loan, Alternate Base Rate Loan or LIBOR Loan, as the case may be.

Units.  Units representing assignments of beneficial ownership of limited partnership interests in the Borrower.

Voting Equity Securities.  Equity Securities of any class or classes (however designated), the holders of which are at the time entitled, as such holders, to vote for the election of a majority of the directors (or persons performing similar functions) of the Entity that issued such Equity Securities.

1.2                                 Rules of Interpretation.

(a)                                  A reference to any Contract or other document shall include such Contract or other document as amended, modified, or supplemented from time to time in accordance with its terms and the terms of this Credit Agreement.

(b)                                 The singular includes the plural and the plural includes the singular.

(c)                                  A reference to any Government Mandate includes any amendment or modification to such Government Mandate or any successor Government Mandate.

(d)                                 A reference to any Person includes its permitted successors and permitted assigns.  Without limiting the generality of the foregoing, a reference to any Bank shall include any Person that succeeds generally to its assets and liabilities.

(e)                                  Accounting terms not otherwise defined herein have the meanings assigned to them by GAAP.

(f)                                    The words “include”, “includes”, and “including” are not limiting.

(g)                                 All terms not specifically defined herein or by GAAP, which terms are defined in the Uniform Commercial Code as in effect in The State of New York, have the meanings assigned to them therein.

(h)                                 Reference to a particular “§”, Section, Schedule, or Exhibit refers to that Section, Schedule, or Exhibit of this Credit Agreement unless otherwise indicated.

(i)                                     The words “herein”, “hereof”, and “hereunder” and words of like import shall refer to this Credit Agreement as a whole and not to any particular section or subdivision of this Credit Agreement.

2.                                       THE REVOLVING CREDIT FACILITY.

2.1                                 Commitment to Lend.

(a)                                  Subject to the terms and conditions set forth in Section 10 hereof, each of the Banks severally shall lend to the Borrower, and the Borrower may borrow, repay, and reborrow from time to time between the Closing Date and the Maturity Date upon notice by the Borrower to the Administrative Agent given in accordance with Section 2.8, such sums as are requested by the Borrower up to a maximum aggregate principal amount Outstanding (after giving effect to all amounts requested) at any one time equal to such Bank’s Commitment, provided that the Outstanding amount of the Loans (after giving effect to all amounts requested) shall not at any time exceed the Total Commitment.  The Loans shall be made pro rata in accordance with each Bank’s Commitment Percentage; provided that the failure of any Bank to lend in accordance with this Credit Agreement shall not release any other Bank or the Administrative Agent from their obligations hereunder, nor shall any Bank have any responsibility or liability in respect of a failure of any other Bank to lend in accordance with this Credit Agreement.  Each request for a Loan and each borrowing hereunder shall constitute a representation and warranty by the Borrower that the conditions set forth in Section 10 have been satisfied on the date of such request.

(b)                                 In the event that, at any time when the conditions precedent for any Loan have been satisfied, a Bank or the Administrative Agent, as the case may be, fails or refuses to fund its portion of such Loan, then, until such time as such Bank or the Administrative Agent, as the case may be, has funded its portion of such Loan, or all of the other Banks and/or the Administrative Agent, as the case may be, have received (in accordance with Section 13.12.3) payment in full of the principal and interest due in respect of such Loan, such non-funding Bank or Administrative Agent, as the case may be, shall not have the right to receive payment of any principal, interest or fees from the Borrower in respect of its Loans.

2.2                                 Facility Fee.  The Borrower shall pay to the Administrative Agent for the accounts of the Banks in accordance with their respective Commitment Percentages a facility fee on the daily average amount of the Total Commitment as of the most recently completed calendar quarter calculated at the rate per annum, on the basis of a 360-day year for the actual number of days elapsed, as determined in accordance with the chart below with respect to the Borrower’s commercial paper rating as of the last Business Day of each calendar quarter.  The facility fee shall be payable quarterly in arrears on the second Business Day of each calendar quarter for the immediately preceding calendar quarter commencing on the first such date following the date hereof, with a final payment on the Maturity Date or any earlier date on which the Total Commitment shall terminate.  In no case shall any portion of the facility fee be refundable.

The facility fee shall be calculated based upon the Borrower’s commercial paper rating in effect as of any date of determination as follows:

Borrower’s S&P Rating/Moody’s Rating	Facility Fee

A-1+/P-1	0.075%

A-1/P-1	0.085%

A-1/P-2 or A-2/P-1	0.125%

A-2/P-2	0.150%

Less than A-2/P-2 or no S&P Rating or Moody’s Rating	0.200%

Notwithstanding the foregoing, (a) if there is a split in the debt ratings of only one level, the facility fee of the lower debt rating shall apply and (b) if there is a split in the debt ratings of more than one level, the facility fee that is one level higher than the facility fee of the lower debt rating shall apply, in any such case, subject, as applicable, to the provisions of Section 4.10 hereof.

2.3                                 Utilization Fee.  For any calendar quarter in which the average aggregate daily Outstanding balance of the Loans is greater than 50% of the daily average amount of the Total Commitment for such quarter, the Borrower shall pay to the Administrative Agent for the accounts of the Banks in accordance with their respective Commitment Percentages a utilization fee on the average aggregate Outstanding amount of the Loans during such calendar quarter calculated at the rate per annum, on the basis of a 360-day year for the actual number of days elapsed, as determined in accordance with the chart below with respect to the Borrower’s commercial paper rating as of the last Business Day of each calendar quarter.  The utilization fee shall be payable on the earlier of the second Business Day of a calendar quarter for any immediately preceding calendar quarter in which such fee shall be due and owing in accordance with this Section 2.3 or the Maturity Date or any earlier date on which the Total Commitment shall terminate.  In no case shall any portion of the utilization fee be refundable.

The utilization fee shall be calculated based upon the Borrower’s commercial paper rating in effect as of any date of determination as follows:

Borrower’s S&P Rating/Moody’s Rating	Utilization Fee

A-1+/P-1	0.100%

A-1/P-1	0.100%

A-1/P-2 or A-2/P-1	0.100%

A-2/P-2	0.100%

Less than A-2/P-2 or no S&P Rating or Moody’s Rating	0.375%

Notwithstanding the foregoing, (a) if there is a split in the debt ratings of only one level, the utilization fee of the lower debt rating shall apply and (b) if there is a split in the debt ratings of more than one level, the utilization fee that is one level higher than the utilization fee of the lower debt rating shall apply, in any such case, subject, as applicable, to the provisions of Section 4.10 hereof.

2.4                                 Other Fees.  The Borrower shall pay the fees described in the Fee Letter as and when the same become due and payable pursuant to the terms of the Fee Letter.

2.5                                 Reduction of Total Commitment.  The Borrower shall have the right at any time and from time to time upon three (3) Business Days’ prior written notice to the Administrative Agent to reduce by at least $10,000,000 or integral multiples of $1,000,000 in excess thereof, or to terminate entirely, the unborrowed portion of the Total Commitment, whereupon the Commitments of the Banks shall be reduced pro rata in accordance with their respective Commitment Percentages of the amount specified in such notice or, as the case may be, terminated.  Promptly after receiving any notice of the Borrower delivered pursuant to this Section 2.5, the Administrative Agent will notify the Banks of the substance thereof.  Upon the effective date of any such reduction or termination, the Borrower shall pay to the Administrative Agent for the respective accounts of the Banks the full amount of any facility fee then accrued on the amount of the reduction.  No reduction or termination of the Commitments may be reinstated.

2.6                                 The Notes; the Record.  Upon the request of the Administrative Agent or any Bank, the Loans shall be evidenced by separate promissory notes of the Borrower in substantially the form of Exhibit A hereto (each a “Note”), dated as of the Closing Date and completed with appropriate insertions. One Note shall be payable to the order of each Bank requesting a Note in a principal amount equal to such Bank’s Commitment or, if less, the Outstanding amount of all Loans made by such Bank, plus interest accrued thereon, as set forth below.  The Borrower irrevocably authorizes each Bank to make or cause to be made, at or about the time of the Drawdown Date of any Loan or at the time of receipt of any payment of principal on such Bank’s

Loans, an appropriate notation on such Bank’s Record reflecting the making of such Loan or (as the case may be) the receipt of such payment.  The Outstanding amount of the Loans set forth on such Bank’s Record shall be prima facie evidence of the principal amount thereof owing and unpaid to such Bank, but the failure to record, or any error in so recording, any such amount on such Bank’s Record shall not limit or otherwise affect the obligations of the Borrower hereunder or under any Note to make payments of principal of or interest on any Loans when due.  In recognition of the fact that the Loans may be made without having been evidenced by a written Note, the Borrower hereby promises to pay to each Bank the principal amount of the Loans made by such Bank, and accrued and unpaid interest and fees thereon, as the same become due and payable in accordance with this Credit Agreement.

2.7                                 Interest on Loans.

2.7.1                        Interest Rates.  Except as otherwise provided in Section 4.10, the Loans shall bear interest as follows:

(a)                                  Each Federal Funds Rate Loan shall bear interest at an annual rate equal to the Federal Funds Rate as in effect from time to time while such Federal Funds Rate Loan is Outstanding.

(b)                                 Each LIBOR Loan shall bear interest for each Interest Period at an annual rate equal to the LIBOR Rate for such Interest Period in effect from time to time during such Interest Period.

(c)                                  Each Alternate Base Rate Loan shall bear interest at an annual rate equal to the Alternate Base Rate as in effect from time to time while such Alternate Base Rate Loan is Outstanding.

2.7.2                        Interest Payment Dates.  The Borrower shall pay all accrued interest on each Loan in arrears on each Interest Payment Date with respect thereto.

2.8                                 Requests for Loans.  The Borrower shall give to the Administrative Agent written notice in the form of Exhibit B hereto (or telephonic notice confirmed in a writing in the form of Exhibit C hereto) of each Loan requested hereunder (a “Loan Request”) no later than (a) 11:00 a.m. (Charlotte, North Carolina time) on the proposed Drawdown Date of any Federal Funds Rate Loan or Alternate Base Rate Loan and (b) three (3) LIBOR Business Days prior to the proposed Drawdown Date of any LIBOR Loan.  Each such notice shall specify (i) the principal amount of the Loan requested, (ii) the proposed Drawdown Date of such Loan, (iii) the Type of such Loan, and (iv) the Interest Period for such Loan if such Loan is a LIBOR Loan.  Promptly upon receipt of any such Loan Request, the Administrative Agent shall notify each of the Banks thereof.  Each Loan Request shall be irrevocable and binding on the Borrower and shall obligate the Borrower to accept the Loan requested from the Banks on the proposed Drawdown Date.  Each Loan Request shall be in a minimum aggregate amount of $3,000,000 or in an integral multiple of $1,000,000 in excess thereof.

2.9                                 Conversion Options.

2.9.1                        Conversion to LIBOR Loan.  The Borrower may elect from time to time, subject to Section 2.11, to convert any Outstanding Federal Funds Rate Loan or Alternate Base Rate Loan to a LIBOR Loan, provided that (a) the Borrower shall give the Administrative Agent at least three (3) LIBOR Business Days’ prior written notice of such election; and (b) no Federal Funds Rate Loan or Alternate Base Rate Loan may be converted into a LIBOR Loan when any Default or Event of Default has occurred and is continuing.  Each notice of election of such conversion, and each acceptance by the Borrower of such conversion, shall be deemed to be a representation and warranty by the Borrower that no Default or Event of Default has occurred and is continuing.  The Administrative Agent shall notify the Banks promptly of any such notice.  On the date on which such conversion is being made, each Bank shall take such action as is necessary to transfer its Commitment Percentage of such Loans to its LIBOR Lending Office.  All or any part of Outstanding Federal Funds Rate Loans or Alternate Base Rate Loans may be converted into a LIBOR Loan as provided herein, provided that any partial conversion shall be in an aggregate principal amount of $3,000,000 or an integral multiple of $1,000,000 in excess thereof.

2.9.2                        Continuation of Type of Loan.

(a)                                  All Federal Funds Rate Loans or Alternate Base Rate Loans shall continue as Federal Funds Rate Loans or Alternate Base Rate Loans, as the case may be, until converted into LIBOR Loans as provided in Section 2.9.1.

(b)                                 Any LIBOR Loan may, subject to Section 2.11, be continued, in whole or in part, as a LIBOR Loan upon the expiration of the Interest Period with respect thereto, provided that (i) the Borrower shall give the Administrative Agent at least three (3) LIBOR Business Days’ prior written notice of such election; (ii) no LIBOR Loan may be continued as such when any Default or Event of Default has occurred and is continuing, but shall be automatically converted to a Federal Funds Rate Loan on the last day of the first Interest Period relating thereto ending during the continuance of any Default or Event of Default; and (iii) any partial continuation of a LIBOR Loan shall be in an aggregate principal amount of $3,000,000 or an integral multiple of $1,000,000 in excess thereof.  Each notice of election of such continuance of a LIBOR Loan, and each acceptance by the Borrower of such continuance, shall be deemed to be a representation and warranty by the Borrower that no Default or Event of Default has occurred and is continuing.

(c)                                  If the Borrower shall fail to give any notice of continuation of a LIBOR Loan as provided under this Section 2.9.2, the Borrower shall be deemed to have requested a conversion of the affected LIBOR Loan to a Federal Funds Rate Loan on the last day of the then current Interest Period with respect thereto.

(d)                                 The Administrative Agent shall notify the Banks promptly when any such continuation or conversion contemplated by this Section 2.9.2 is scheduled to occur.  On the date on which any such continuation or conversion is to occur, each Bank shall take such action as is necessary to transfer its Commitment Percentage of such Loans to its Domestic Lending Office or its LIBOR Lending Office as appropriate.

2.9.3                        LIBOR Loans.  Any conversion to or from LIBOR Loans shall be in such amounts and be made pursuant to such elections so that, after giving effect thereto, the aggregate principal amount of all LIBOR Loans having the same Interest Period shall not be less than $3,000,000 or an integral multiple of $1,000,000 in excess thereof.

2.9.4                        Conversion Requests.  All notices of the conversion or continuation of a Loan provided for in this Section 2.9 shall be in writing in the form of Exhibit D hereto (or shall be given by telephone and confirmed by a writing in the form of Exhibit E hereto).  Each such notice shall specify (a) the principal amount and Type of the Loan subject thereto, (b) the date on which the current Interest Period of such Loan ends if such Loan is a LIBOR Loan, and (c) the new Interest Period for such Loan if such Loan is a LIBOR Loan. Promptly upon receipt of any such notice, the Administrative Agent shall notify each of the Banks thereof.  Each such notice shall be irrevocable and binding on the Borrower.

2.10                           Funds for Loans.

2.10.1                  Funding Procedures.  Not later than 1:00 p.m. (Charlotte, North Carolina time) on the proposed Drawdown Date of any Loan, each of the Banks will make available to the Administrative Agent, at the Administrative Agent’s Head Office, in immediately available funds, the amount of such Bank’s Commitment Percentage of the amount of the requested Loan.  Upon receipt from each Bank of such amount, and upon receipt of the documents required by Section 10 and the satisfaction of the other conditions set forth therein, to the extent applicable, the Administrative Agent will make available to the Borrower the aggregate amount of such Loan made available to the Administrative Agent by the Banks.  The failure or refusal of any Bank to make available to the Administrative Agent at the aforesaid time and place on any Drawdown Date the amount of its Commitment Percentage of the requested Loan shall not relieve any other Bank from its several obligation hereunder to make available to the Administrative Agent the amount of such other Bank’s Commitment Percentage of any requested Loan, but no other Bank shall be liable in respect of the failure of such Bank to make available such amount.

2.10.2                  Advances by Administrative Agent.  The Administrative Agent may, unless notified to the contrary by any Bank prior to a Drawdown Date, assume that such Bank has made available to the Administrative Agent on such Drawdown Date the amount of such Bank’s Commitment Percentage of the Loans to be made on such Drawdown Date, and the Administrative Agent may (but it shall not be required to), in reliance upon such assumption, make available to the Borrower a corresponding amount.  If any Bank makes available to the Administrative Agent such amount on a date after such Drawdown Date, such Bank shall pay to the Administrative Agent on demand an amount equal to the weighted average interest rate paid by the Administrative Agent for federal funds acquired by the Administrative Agent during each day included in such period, times the amount of such Bank’s Commitment Percentage of such Loans calculated on the basis of a 360-day year for the actual number of days elapsed.  A statement of the Administrative Agent submitted to such Bank with respect to any amounts owing under this paragraph shall be prima facie evidence of the amount due and owing to the Administrative Agent by such Bank.  If the amount of such Bank’s Commitment Percentage of such Loans is not made available to the Administrative Agent by such Bank within three (3) Business Days following such Drawdown Date, the Administrative Agent shall be entitled to recover such amount from the Borrower within one (1) Business Day after demand therefor, with interest thereon at the rate per annum applicable to the Loans made on such Drawdown Date.

2.11                           Limit on Number of LIBOR Loans.  At no time shall there be Outstanding LIBOR Loans having more than fifteen (15) different Interest Periods.

3.                                       REPAYMENT OF LOANS.

3.1                                 Maturity.  The Borrower shall pay on the Maturity Date, and there shall become absolutely due and payable on the Maturity Date, all of the Loans Outstanding on such date, together with any and all accrued and unpaid interest thereon. The Total Commitment shall terminate on the Maturity Date.

3.2                                 Mandatory Repayments of Loans.

3.2.1                        Loans in Excess of Commitment.  If at any time the sum of the Outstanding amount of the Loans exceeds the Total Commitment, then the Borrower shall immediately pay the amount of such excess to the Administrative Agent for application to the Loans.

3.2.2                        Change of Control.  Upon the occurrence of a Change of Control or impending Change of Control:

(a)                                  the Borrower shall notify the Administrative Agent and each Bank of such Change of Control or impending Change of Control as provided in Section 6.5.4;

(b)                                 the Commitments (but not the right of the Borrower to convert and continue Types of Loans under Section 2.9) shall be suspended for the period from the date of such notice (or any Change of Control Notice given by the Administrative Agent or a Bank as provided in Section 6.5.4) through the later to occur of (i) the Change of Control Date or (ii) the date forty (40) days after the date of such notice from the Borrower (the “Suspension Period”) and neither the Banks nor the Administrative Agent shall have any obligations to make Loans to the Borrower;

(c)                                  each Bank shall have the right within fifteen (15) days after the date of such Bank’s receipt of a Change of Control Notice under clause (a) above to demand payment in full of its pro rata share of the Outstanding principal of all Loans, all accrued and unpaid interest thereon, and any other amounts owing under the Loan Documents;

(d)                                 in the event that any Bank shall have made a demand under clause (c) above the Borrower shall promptly, but in no event later than five (5) Business Days after such demand, deliver notice to each Bank (which notice shall identify the Bank making such demand) and, notwithstanding the provisions of clause (c) above, the right of each Bank to demand repayment shall remain in effect through the fifteenth (15th) day next succeeding receipt by such Bank of any notice required to be given pursuant to this clause (d), provided that the provisions of this clause (d) shall only apply with respect to demands given by Banks prior to the expiration of the period specified in clause (c); and

(e)                                  in the event any Bank makes a demand under clause (c) or clause (d) above, the Borrower shall on the last day of the Suspension Period pay to the Administrative Agent for the credit of such Bank its pro rata share of the Outstanding principal of all Loans, all accrued and unpaid interest thereon, and any other amounts owing under the Loan Documents, (provided that (i) any Bank may require the Borrower to postpone prepayment of a LIBOR Loan until the last day of the Interest Period with respect to such LIBOR Loan, and (ii) if any Bank elects to require prepayment of a LIBOR Loan that has an Interest Period ending less than sixty (60) days after the date of such demand on a date that is not the last day of the Interest Period for such LIBOR Loan, such Bank shall not be entitled to receive any amounts payable under Section 4.9 in respect of the prepayment of such LIBOR Loan).

Upon any demand for payment by any Bank under this Section 3.2.2, the Commitment hereunder provided by such Bank shall terminate, and such Bank shall be relieved of all further obligations to make Loans to the Borrower.  At the end of the Suspension Period referred to above, the Commitments shall be restored from all Banks that have not made a demand for payment under this Section 3.2.2, and this Credit Agreement and the other Loan Documents shall remain in full force and effect among the Borrower, such Banks and the Administrative Agent, with such changes as may be necessary to reflect the termination of the credit provided by the Banks that made a demand for payment under this Section 3.2.2.

3.3                                 Optional Repayments of Loans.  The Borrower shall have the right, at its election, to repay the Outstanding amount of the Loans, as a whole or in part, at any time without penalty or premium, provided that any full or partial repayment of the Outstanding amount of any LIBOR Loans pursuant to this Section 3.3 made on a date other than the last day of the Interest Period relating thereto shall be subject to customary breakage charges as provided in Section 4.9.  The Borrower shall give the Administrative Agent, no later than 10:00 a.m., Charlotte, North Carolina time, at least one (1) Business Day’s prior written notice, of any proposed repayment pursuant to this Section 3.3 of Federal Funds Rate Loans or Alternate Base Rate Loans, and two (2) LIBOR Business Days’ notice of any proposed repayment pursuant to this Section 3.3 of LIBOR Loans, in each case, specifying the proposed date of payment of Loans and the principal amount to be paid.  Each such partial repayment of the Loans shall be in an amount of $1,000,000 or an integral multiple of $1,000,000 in excess thereof, shall be accompanied by the payment of accrued interest on the principal repaid to the date of payment, and shall be applied, in the absence of instruction by the Borrower, first to the principal of Alternate Base Rate Loans, second to the principal of Federal Funds Rate Loans and third to the principal of LIBOR Loans (in inverse order of the last days of their respective Interest Periods).  Each partial repayment shall be allocated among the Banks, in proportion, as nearly as practicable, to the respective unpaid principal amount of each Bank’s Loans, with adjustments to the extent practicable to equalize any prior repayments not exactly in proportion.  Any amounts repaid under this Section 3.3 may be reborrowed prior to the Maturity Date as provided in Section 2.8, subject to the conditions of Section 10.

4.                                       CERTAIN GENERAL PROVISIONS.

4.1                                 Application of Payments.  Except as otherwise provided in this Credit Agreement, all payments in respect of any Loan shall be applied first to accrued and unpaid interest on such Loan and second to the Outstanding principal of such Loan.

4.2                                 Funds for Payments.

4.2.1                        Payments to Administrative Agent.  All payments of principal, interest, commitment fees, and any other amounts due hereunder or under any of the other Loan Documents shall be made to the Administrative Agent, for the respective accounts of the Banks and the Administrative Agent, at the Administrative Agent’s Head Office, or at such other location that the Administrative Agent may from time to time designate, in each case in immediately available funds or directly from the proceeds of Loans.

4.2.2                        No Offset, Etc.  All payments by the Borrower hereunder and under any of the other Loan Documents shall be made without setoff or counterclaim and free and clear of and without deduction for any taxes, levies, imposts, duties, charges, fees, deductions, withholdings, compulsory loans, restrictions, or conditions of any nature now or hereafter imposed or levied by any Government Authority unless the Borrower is compelled by Government Mandate to make such deduction or withholding.  If any such obligation is imposed upon the Borrower with respect to any amount payable by it hereunder or under any of the other Loan Documents (other than with respect to taxes on the income or profits of any Bank or the Administrative Agent), the Borrower will pay to the Administrative Agent, for the account of the Banks or (as the case may be) the Administrative Agent, on the date on which such amount is due and payable hereunder or under such other Loan Document, such additional amount in Dollars as shall be necessary to enable the Banks or the Administrative Agent to receive the same net amount which the Banks or the Administrative Agent would have received on such due date had no such obligation been imposed upon the Borrower.  The Borrower will deliver promptly to the Administrative Agent certificates or other valid vouchers for all taxes or other charges deducted from or paid with respect to payments made by the Borrower hereunder or under such other Loan Document.  If a refund is received (either in cash or by means of a credit against future tax obligations) by the Administrative Agent or any Bank in respect of an amount previously paid by the Borrower pursuant to the immediately preceding sentence, such refund shall be promptly paid over to the Borrower.

4.2.3                        Fees Non-Refundable.  Except as expressly set forth herein, all fees payable hereunder are non-refundable, provided that (a) if any of the Banks is finally adjudicated or is found in final arbitration proceedings to have been grossly negligent or to have committed willful misconduct with respect to the transactions contemplated hereby in any material respect, then no facility fee shall be payable to such Bank after the date of such final adjudication or arbitration (and such Bank shall refund any facility fee paid to it and attributable to the period from and after the date on which such grossly negligent conduct or willful misconduct occurred), and (b) if the Administrative Agent is finally adjudicated or is found in final arbitration proceedings to have been grossly negligent or to have committed willful misconduct with respect to the transactions contemplated hereby, then no administrative agent’s fee will be due and payable after the date of such final adjudication or arbitration.  If the Administrative Agent is finally found to have been grossly negligent or to have committed willful misconduct, the amount of any administrative agent’s fee paid or prepaid by the Borrower and attributable to the period from and after the date on which such grossly negligent conduct or willful misconduct occurred shall be refunded.

4.3                                 Computations.  All computations of interest with respect to both Federal Funds Rate Loans, Alternate Base Rate Loans and LIBOR Loans shall be based on a year of 360 days and paid for the actual number of days elapsed. Except as otherwise provided in the definition of the term “Interest Period” with respect to LIBOR Loans, whenever a payment hereunder or under any of the other Loan Documents becomes due on a day that is not a Business Day, the due date for such payment shall be extended to the next succeeding Business Day, and interest shall accrue during such extension.

4.4                                 Inability to Determine LIBOR Rate Basis.  In the event, prior to the commencement of any Interest Period relating to any LIBOR Loan, the Administrative Agent shall determine that adequate and reasonable methods do not exist for ascertaining the LIBOR Rate Basis that would otherwise determine the rate of interest to be applicable to any LIBOR Loan during any Interest Period, the Administrative Agent shall forthwith give notice of such determination (which shall be conclusive and binding on the Borrower and the Banks) to the Borrower and the Banks.  In such event (a) any Loan Request or Conversion Request with respect to LIBOR Loans shall be automatically withdrawn and shall be deemed a request for Federal Funds Rate Loans, (b) each LIBOR Loan will automatically, on the last day of the then current Interest Period relating thereto, become a Federal Funds Rate Loan, and (c) the obligations of the Banks to make LIBOR Loans shall be suspended until the Administrative Agent determines that the circumstances giving rise to such suspension no longer exist, whereupon the Administrative Agent shall so notify the Borrower and the Banks.

4.5                                 Illegality.  Notwithstanding any other provisions herein, if any present or future Government Mandate shall make it unlawful for any Bank to make or maintain LIBOR Loans, such Bank shall forthwith give notice of such circumstances to the Borrower and the other Banks and thereupon (a) the commitment of such Bank to make LIBOR Loans or convert Federal Funds Rate Loans or Alternate Base Rate Loans to LIBOR Loans shall forthwith be suspended, and (b) such Bank’s Loans then Outstanding as LIBOR Loans, if any, shall be converted automatically to Federal Funds Rate Loans on the last day of each then existing Interest Period applicable to such LIBOR Loans or within such earlier period after the occurrence of such circumstances as may be required by Government Mandate.  The Borrower shall promptly pay the Administrative Agent for the account of such Bank, upon demand by such Bank, any additional amounts necessary to compensate such Bank for any costs incurred by such Bank in making any conversion in accordance with this Section 4.5 other than on the last day of an Interest Period, including any interest or fees payable by such Bank to lenders of funds obtained by it in order to make or maintain its LIBOR Loans hereunder.

4.6                                 Additional Costs, Etc.  If any present or future applicable Government Mandate (whether or not having the force of law), shall:

(a)                                  subject any Bank or the Administrative Agent to any tax, levy, impost, duty, charge, fee, deduction, or withholding of any nature with respect to this Credit Agreement, the other Loan Documents, such Bank’s Commitment, or the Loans (other than taxes based upon or measured by the income or profits of such Bank or the Administrative Agent), or

(b)                                 materially change the basis of taxation (except for changes in taxes on income or profits) of payments to any Bank of the principal of or the interest on any Loans or any other amounts payable to any Bank or the Administrative Agent under this Credit Agreement or the other Loan Documents, or

(c)                                  impose, increase, or render applicable (other than to the extent specifically provided for elsewhere in this Credit Agreement) any special deposit, reserve,

assessment, liquidity, capital adequacy, or other similar requirements (whether or not having the force of law) against assets held by, or deposits in or for the account of, or loans by, or commitments of an office of any Bank, or

(d)                                 impose on any Bank or the Administrative Agent any other conditions or requirements with respect to this Credit Agreement, the other Loan Documents, the Loans, such Bank’s Commitment, or any class of loans or commitments of which any of the Loans or such Bank’s Commitment forms a part, and the result of any of the foregoing is:

(i)                                     to increase by an amount deemed by such Bank to be material with respect to the cost to any Bank of making, funding, issuing, renewing, extending, or maintaining any of the Loans or such Bank’s Commitment, or

(ii)                                  to reduce, by an amount deemed by such Bank or the Administrative Agent, as the case may be, to be material, the amount of principal, interest, or other amount payable to such Bank or the Administrative Agent hereunder on account of such Bank’s Commitment, or any of the Loans, or

(iii)                               to require such Bank or the Administrative Agent to make any payment that, but for such conditions or requirements described in clauses (a) through (d), would not be payable hereunder, or forego any interest or other sum that, but for such conditions or requirements described in clauses (a) through (d), would be payable to such Bank or the Administrative Agent hereunder, in any case the amount of which payment or foregone interest or other sum is deemed by such Bank or the Administrative Agent, as the case may be, to be material and is calculated by reference to the gross amount of any sum receivable or deemed received by such Bank or (as the case may be) the Administrative Agent from the Borrower hereunder, then, and in each such case, (aa) the Borrower will, upon demand made by such Bank or (as the case may be) the Administrative Agent at any time and from time to time (such demand to be made in any case not later than the first to occur of (I) the date one year after such event described in clause (i), (ii), or (iii) giving rise to such demand, and (II) the date ninety (90) days after both the payment in full of all Outstanding Loans, and the termination of the Commitments) and as often as the occasion therefor may arise, pay to such Bank or the Administrative Agent such additional amounts as will be sufficient to compensate such Bank or the Administrative Agent for such additional cost, reduction, payment, foregone interest or other sum, (bb) the Borrower shall be entitled, upon notice to the Administrative Agent and each Bank given within ninety (90) days of any demand by a Bank under clause (aa), to repay in cash in full all, but not less than all, of the Loans of such Bank, together with all accrued and unpaid interest on such Loans and any other amounts owing to such Bank under the Loan Documents and terminate (in full and not in part) such Bank’s Commitment, and, (cc) in the event the Borrower elects to repay the Loans of any Bank under clause (bb), each other Bank shall be entitled, by notice to the Administrative Agent and the Borrower given within thirty (30) days after receipt of the notice referred to in clause (bb), to require the Borrower to repay in cash in full, within thirty (30) days of such notice under this clause (cc), all, but not less than all, of the Loans, together with all accrued and unpaid interest thereon and any other amounts owing to such other Bank under the Loan Documents.  Subject to the terms specified above in this Section 4.6, the obligations of the Borrower under this Section 4.6 shall survive repayment of the Loans and termination of the Commitments.

4.7                                 Capital Adequacy.  If after the date hereof any Bank or the Administrative Agent determines that (a) the adoption of or change in any Government Mandate (whether or not having the force of law) regarding capital requirements for banks or bank holding companies or any change in the interpretation or application thereof by any Government Authority with appropriate jurisdiction, or (b) compliance by such Bank or the Administrative Agent, or any corporation controlling such Bank or the Administrative Agent, with any Government Mandate (whether or not having the force of law) has the effect of reducing the return on such Bank’s or the Administrative Agent’s commitment with respect to any Loans to a level below that which such Bank or (as the case may be) the Administrative Agent could have achieved but for such adoption, change, or compliance (taking into consideration such Bank’s or the Administrative Agent’s then existing policies with respect to capital adequacy and assuming full utilization of such Entity’s capital) by any amount reasonably deemed by such Bank or (as the case may be) the Administrative Agent to be material, then such Bank or the Administrative Agent may notify the Borrower of such fact.  To the extent that the amount of such reduction in the return on capital is not reflected in the Federal Funds Rate, (aa) the Borrower shall pay such Bank or (as the case may be) the Administrative Agent for the amount of such reduction in the return on capital as and when such reduction is determined upon presentation by such Bank or (as the case may be) the Administrative Agent of a certificate in accordance with Section 4.8 hereof (but in any case not later than the first to occur of (I) the date one year after such adoption, change, or compliance causing such reduction, and (II) as to adoptions of or changes in Government Mandates occurring prior to the repayment of the Loans and the termination of the Commitments the date ninety (90) days after both the payment in full of all Outstanding Loans and termination of the Commitments), (bb) the Borrower shall be entitled, upon notice to the Administrative Agent and each Bank given within ninety (90) days of any notice by such Bank under the next preceding sentence, to repay in cash in full all, but not less than all, of the Loans of such Bank, together with all accrued and unpaid interest on such Loans and any other amounts owing to such Bank under the Loan Documents and terminate (in full and not in part) such Bank’s Commitment, and, (cc) in the event the Borrower elects to repay the Loans of any Bank under clause (bb), each other Bank shall be entitled, by notice to the Administrative Agent and the Borrower given within thirty (30) days after receipt of the notice referred to in clause (bb), to require the Borrower to repay in cash in full, within thirty (30) days of the notice under this clause (cc), all, but not less than all, of the Loans of such other Bank, together with all accrued and unpaid interest on such Loans and any other amounts owing to such other Bank under the Loan Documents.  Each Bank shall allocate such cost increases among its customers in good faith and on an equitable basis.  Subject to the terms specified above in this Section 4.7, the obligations of the Borrower under this Section 4.7 shall survive repayment of the Loans and termination of the Commitments.

4.8                                 Certificate.  A certificate setting forth any additional amounts payable pursuant to Section 4.6 or Section 4.7 and a brief explanation of such amounts which are due and in reasonable detail the basis of the calculation and allocation thereof, submitted by any Bank or the Administrative Agent to the Borrower, shall be conclusive evidence, absent manifest error, that such amounts are due and owing.

4.9                                 Indemnity.  The Borrower shall indemnify and hold harmless each Bank from and against any loss, cost, or expense (excluding loss of anticipated profits) that such Bank may sustain or incur as a consequence of (a) default by the Borrower in payment of the principal amount of or any interest on any LIBOR Loans as and when due and payable, including any such loss or expense arising from interest or fees payable by such Bank to lenders of funds obtained by it in order to maintain its LIBOR Loans, (b) default by the Borrower in making a borrowing or conversion after the Borrower has given (or is deemed to have given) a Loan Request or a Conversion Request; or (c) except as otherwise expressly provided in Section 3.2.2, the making of any payment of a LIBOR Loan or the making of any conversion of any such Loan to a Federal Funds Rate Loan or an Alternate Base Rate Loan on a day that is not the last day of the applicable Interest Period with respect thereto, including interest or fees payable by such Bank to lenders of funds obtained by it in order to maintain any such Loans.  The obligations of the Borrower under this Section 4.9 shall survive repayment of the Loans and termination of the Commitments.

4.10                           Interest After Default.  All amounts Outstanding under the Loan Documents that are not paid when due, including all overdue principal and (to the extent permitted by applicable Government Mandate) interest and all other overdue amounts (after giving effect to any applicable grace period), shall to the extent permitted by applicable Government Mandate bear interest until such amount shall be paid in full (after as well as before judgment) at a rate per annum equal to two percent (2%) above the interest rate otherwise applicable to such amounts in the case of principal and two percent (2%) above the Alternate Base Rate in the case of other amounts payable hereunder.  Any interest accruing under this section on overdue principal or interest shall be due and payable upon demand.

5.                                       REPRESENTATIONS AND WARRANTIES.

The Borrower represents and warrants to the Banks and the Administrative Agent as follows:

5.1                                 Corporate Authority.

5.1.1                        Incorporation; Good Standing.  Each of the Borrower, its Subsidiaries, and the General Partner (a) is a corporation, limited partnership, general partnership, trust or limited liability company, as the case may be, duly organized, validly existing, and, if applicable, in good standing, under the laws of its jurisdiction of organization, (b) has all requisite corporate, partnership or equivalent power to own its material properties and conduct its material business as now conducted and as presently contemplated, and (c) is, if applicable, in good standing as a foreign corporation, limited partnership, general partnership, trust or limited liability company, as the case may be, and is duly authorized to do business in each jurisdiction where it owns or leases properties or conducts any business so as to require such qualification except where a failure to be so qualified would not be likely to have a Material Adverse Effect.

5.1.2                        Authorization.  The execution, delivery, and performance of this Credit Agreement and the other Loan Documents to which the Borrower, any of its Subsidiaries, or the General Partner is or is to become a party and the transactions contemplated hereby and thereby (a) are within the corporate, partnership, limited liability company or other equivalent power of each such Entity, (b) have been duly authorized by all necessary corporate, partnership, limited liability company or other applicable proceedings on behalf of each such Entity, (c) do not conflict with or result in any breach or contravention of any Government Mandate to which any such Entity is subject, (d) do not conflict with or violate any provision of the corporate charter or bylaws, the limited partnership certificate or agreement, or its governing documents in the case of any general partnership, limited liability company or trust, as the case may be, of any such Entity, and (e) do not violate, conflict with, constitute a default or event of default under, or result in any rights to accelerate or modify any obligations under any Contract to which any such Entity is party or subject, or to which any of its respective assets are subject, except, as to the foregoing clauses (c) and (e) only, where the same would not be likely to have a Material Adverse Effect.

5.1.3                        Enforceability.  The execution and delivery of this Credit Agreement and the other Loan Documents to which the Borrower, any of its Subsidiaries, or the General Partner is or is to become a party will result in valid and legally binding obligations of such Person enforceable against it in accordance with the respective terms and provisions hereof and thereof, except as enforceability is limited by bankruptcy, insolvency, reorganization, moratorium, or other laws relating to or affecting generally the enforcement of creditors’ rights and by general principles of equity, regardless of whether enforcement is sought in a Proceeding in equity or at law.

5.1.4                        Equity Securities.  The General Partner is the only general partner of the Borrower.  All of the outstanding Equity Securities of the Borrower are validly issued, fully paid, and non-assessable.

5.2                                 Governmental Approvals.  The execution, delivery, and performance by the Borrower, its Subsidiaries, and the General Partner of this Credit Agreement and the other Loan Documents to which the Borrower, any of its Subsidiaries, or the General Partner is or is to become a party and the transactions contemplated hereby and thereby do not require the approval or consent of, or filing with, any Government Authority other than those already obtained and set forth on Schedule 5.2.

5.3                                 Liens; Leases.  The assets reflected in the consolidated balance sheet of the Borrower dated as of December 31, 2001, and delivered to the Administrative Agent and the Banks under Section 5.4 are subject to no Liens except Permitted Liens.  Each of the Borrower and its Subsidiaries enjoys quiet possession under all leases relating to Real Estate or personal property to which it is party as a lessee, and each such lease is Fully Effective.

5.4                                 Financial Statements.   There has been furnished to the Administrative Agent and each of the Banks (a) a consolidated balance sheet of the Borrower as at December 31, 2001, and a consolidated statement of income and cash flow of the Borrower for the fiscal year then ended, certified by the Borrower’s independent certified public accountants, and (b) unaudited interim condensed consolidated balance sheets of the Borrower and the Consolidated Subsidiaries as at June 30, 2002, and interim condensed consolidated statements of income and of cash flow of the Borrower and the Consolidated Subsidiaries for the respective fiscal periods then ended and as set forth in the Borrower’s Quarterly Reports on Form 10-Q for such fiscal quarters.  With respect to the financial statement prepared in accordance with clause (a) above, such balance sheet and statement of income have been prepared in accordance with GAAP and present fairly in all material respects the financial position of the Borrower and the Consolidated Subsidiaries as at the close of business on the respective dates thereof and the results of operations of the Borrower and the Consolidated Subsidiaries for the fiscal periods then ended; or, in the case of the financial statements referred to in clause (b), have been prepared in a manner consistent with the accounting practices and policies employed with respect to the audited financial statements reported in the Borrower’s most recent Form 10-K filed with the Securities and Exchange Commission and prepared in accordance with Rule 10-01 of Regulation S-X of the Securities and Exchange Commission, and contain all adjustments necessary for a fair presentation of (A) the results of operations of the Borrower for the periods covered thereby, (B) the financial position of the Borrower at the date thereof, and (C) the cash flows of the Borrower for periods covered thereby (subject to year-end adjustments).  There are no contingent liabilities of the Borrower or the Consolidated Subsidiaries as of such dates involving material amounts, known to the executive management of the Borrower that (aa) should have been disclosed in said balance sheets or the related notes thereto in accordance with GAAP and the rules and regulations of the Securities and Exchange Commission, and (bb) were not so disclosed.

5.5                                 No Material Changes, Etc.   No change in the Business of the Borrower and its Consolidated Subsidiaries, taken as a whole, has occurred since June 30, 2002 that has resulted in a Material Adverse Effect.

5.6                                 Permits.   The Borrower and its Subsidiaries have all Permits necessary or appropriate for them to conduct their Business, except where the failure to have such Permits would not be likely to have a Material Adverse Effect.  All of such Permits are in full force and effect.  Without limiting the foregoing, the Borrower is duly registered as an “investment adviser” under the Investment Advisers Act of 1940 and under the applicable laws of each state in which such registration is required in connection with the investment advisory business of the Borrower and in which the failure to obtain such registration would be likely to have a Material Adverse Effect; Alliance Distributors is duly registered as a “broker/dealer” under the Securities Exchange Act of 1934 and under the securities or blue sky laws of each state in which such registration is required in connection with the business conducted by Alliance Distributors and where a failure to obtain such registration would be likely to have a Material Adverse Effect, and is a member in good standing of the National Association of Securities Dealers, Inc.; no Proceeding is pending or threatened with respect to the suspension, revocation, or termination of any such registration or membership, and the termination or withdrawal of any such registration or membership is not contemplated by the Borrower or Alliance Distributors, except, only with respect to registrations by the Borrower and Alliance Distributors required under state law, as would not be likely to have a Material Adverse Effect.

5.7                                 Litigation.   There is no Proceeding of any kind pending or threatened, in writing, against the Borrower, any of its Subsidiaries, or the General Partner that questions the validity of this Credit Agreement or any of the other Loan Documents, or any action taken or to be taken pursuant hereto or thereto.  Except as may be set forth in information provided pursuant to Section 6.4 hereof or as otherwise disclosed by the Borrower to the Banks, there is no Proceeding of any kind pending or threatened, in writing, against the Borrower, any of its Subsidiaries, or the General Partner that, if adversely determined, is reasonably likely to, either in any case or in the aggregate, result in a Material Adverse Effect or impair or prevent the Borrower’s performance and observance of its obligations under this Credit Agreement or the other Loan Documents.

5.8                                 Material Contracts.   Except as would not be likely to have a Material Adverse Effect, each Contract to which any of the Borrower and its Subsidiaries is party or subject, or by which any of their respective assets are bound (including investment advisory contracts and investment company distribution plans) (a) is Fully Effective, (b) is not subject to any default or event of default with respect to the Borrower, any of its Subsidiaries or, to the best knowledge of the executive management of the Borrower, any other party, (c) is not subject to any notice of termination given or received by the Borrower or any of its Subsidiaries, and (d) is, to the best knowledge of the executive management of the Borrower, the legal, valid, and binding obligation of each party thereto other than the Borrower and its Subsidiaries enforceable against such parties according to its terms.

5.9                                 Compliance with Other Instruments. Laws, Etc.  None of the Borrower, its Subsidiaries, and the General Partner is, in any respect material to the Borrower and its Consolidated Subsidiaries taken as a whole, in violation of or default under (a) any provision of its certificate of incorporation or by-laws, or its certificate of limited partnership or agreement of limited partnership, or its governing documents in the case of any general partnership, as the case may be, (b) any Contract to which it is or may be subject or by which it or any of its properties are or may be bound, or (c) any Government Mandate, including Government Mandates relating to occupational safety and employment matters.

5.10                           Tax Status.  The Borrower and its Subsidiaries (a) have made or filed all federal and state income and all other tax returns, reports, and declarations required by any Government Authority to which any of them is subject, except where the failure to make or file the same would not be likely to have a Material Adverse Effect, (b) have paid all taxes and other governmental assessments and charges due, except those being contested in good faith and by appropriate Proceedings or those where a failure to pay is not reasonably likely to have a Material Adverse Effect, and (c) have set aside on their books provisions reasonably adequate for the payment of all taxes for periods subsequent to the periods to which such returns, reports, or declarations apply.  There are no unpaid taxes in any material amount claimed to be due from the Borrower or any of its Subsidiaries by any Government Authority, and the executive management of the Borrower knows of no basis for any such claim.

5.11                           No Event of Default.  No Default or Event of Default has occurred and is continuing.

5.12                           Holding Company and Investment Company Acts.  Neither the Borrower nor any of its Subsidiaries is a “holding company”, or a “subsidiary company” of a “holding company”, as such terms are defined in the Public Utility Holding Company Act of 1935.  Neither the Borrower nor any of its Subsidiaries (excluding investment companies in which the Borrower or a Consolidated Subsidiary has made “seed money” investments permitted by Section 8.6(b)) is an “investment company”, as such term is defined in the 1940 Act.

5.13                           Insurance.  The Borrower and its Subsidiaries maintain insurance with financially sound and reputable insurers in such coverage amounts, against such risks, with such deductibles and upon such other terms, or are self-insured in respect of such risks (with appropriate reserves to the extent required by GAAP), as is reasonable and customary for firms engaged in businesses similar to those of the Borrower and its Subsidiaries.  All policies of insurance maintained by the Borrower or its Subsidiaries are Fully Effective.  All premiums due on such policies have been paid or accrued on the books of the Borrower or its Subsidiaries, as appropriate.

5.14                           Certain Transactions.  Except in connection with transactions occurring in the ordinary course of business, and, taking into account the totality of the relationships involved, with respect to transactions occurring on fair and reasonable terms no less favorable to the

Borrower and its Consolidated Subsidiaries taken as a whole than would be obtained in comparable arms’ length transactions with Persons that are not Affiliates of the Borrower or its Subsidiaries, none of the officers, directors, partners, or employees of the Borrower or any of its Subsidiaries, or, to the knowledge of the executive management of the Borrower, any Entity (other than a Subsidiary) in which any such officer, director, partner, or employee has a substantial interest or is an officer, director, trustee, or partner, is at present a party to any transaction with the Borrower or any of its Subsidiaries (other than for or in connection with services as officers, directors, partners, or employees, as the case may be), including any Contract providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any such officer, director, partner, employee, or Entity.

5.15                           Employee Benefit Plans.  Each contribution required to be made to a Guaranteed Pension Plan, whether required to be made to avoid the incurrence of an accumulated funding deficiency, the notice or lien provisions of §302(f) of ERISA, or otherwise, has been timely made.  No waiver of an accumulated funding deficiency or extension of amortization periods has been received with respect to any Guaranteed Pension Plan.  No liability to the PBGC (other than required insurance premiums, all of which have been paid) has been incurred by the Borrower or any ERISA Affiliate with respect to any Guaranteed Pension Plan and there has not been any ERISA Reportable Event, or any other event or condition which presents a material risk of termination of any Guaranteed Pension Plan by the PBGC.  Based on the latest valuation of each Guaranteed Pension Plan (which in each case occurred within fifteen (15) months of the date of the representation), and on the actuarial methods and assumptions employed for that valuation, the aggregate benefit liabilities of all such Guaranteed Pension Plans within the meaning of §4001 of ERISA did not exceed the aggregate value of the assets of all such Guaranteed Pension Plans by more than $50,000,000, disregarding for this purpose the benefit liabilities and assets of any Guaranteed Pension Plan with assets in excess of benefit liabilities.

5.16                           Regulations U and X.  The proceeds of the Loans shall be used by the Borrower for general partnership purposes, including, without limitation, for working capital purposes and the support of the Borrower’s issuance of commercial paper.  No portion of any Loan is to be used for the purpose of purchasing or carrying any “margin security” or “margin stock” as such terms are used in Regulations U and X of the Board of Governors of the Federal Reserve System, 12 C.F.R. Parts 221 and 224.

5.17                           Environmental Compliance.  To the best of the Borrower’s knowledge:

(a)                                  none of the Borrower, its Subsidiaries, the General Partner, and any operator of the Real Estate or any operations thereon is in violation, or alleged violation, of any Government Mandate or Permit pertaining to environmental, safety or public health matters, including the Resource Conservation and Recovery Act (“RCRA”), the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (“CERCLA”), the Superfund Amendments and Reauthorization Act of 1986 (“SARA”), the Federal Clean Water Act, the Federal Clean Air Act, and the Toxic Substances Control Act (hereinafter “Environmental Laws”), which violation would be likely to have a material adverse effect on the environment or a Material Adverse Effect;

(b)                                 neither the Borrower nor any of its Subsidiaries has received notice from any third party, including any Government Authority, (i) that any one of them has been identified by the United States Environmental Protection Agency (“EPA”) as a potentially responsible party under CERCLA with respect to a site listed on the National Priorities List, 40 C.F.R. Part 300 Appendix B (1986); (ii) that any hazardous waste, as defined by 42 U.S.C. §9601(5), any hazardous substances as defined by 42 U.S.C. §9601(14), any pollutant or contaminant as defined by 42 U.S.C. §9601(33) and any toxic substances, oil, hazardous materials, or other chemicals or substances regulated by any Environmental Laws (“Hazardous Substances”) that any one of them has generated, transported, or disposed of has been found at any site at which a Government Authority or other third party has conducted, or has ordered that other parties conduct, a remedial investigation, removal, or other response action pursuant to any Environmental Law; or (iii) that it is or shall be a named party to any Proceeding (in each case, contingent or otherwise) arising out of any third party’s incurrence of costs, expenses, losses, or damages of any kind whatsoever in connection with the release of Hazardous Substances; and

(i)                                     no portion of the Real Estate has been used for the handling, processing, storage, or disposal of Hazardous Substances except in accordance with applicable Environmental Laws;

(ii)                                  no underground tank or other underground storage receptacle for Hazardous Substances is located on any portion of the Real Estate;

(iii)                               in the course of any activities conducted by any of the Borrower, its Subsidiaries, the General Partner, and operators of any Real Estate, no Hazardous Substances have been generated or are being used on the Real Estate except in accordance with applicable Environmental Laws;

(iv)                              there have been no releases (i.e. any past or present releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, disposing, or dumping) or threatened releases of Hazardous Substances on, upon, into, or from the Real Estate that would have a material adverse effect on the value of the Real Estate or the environment;

(v)                                 there have been no releases of Hazardous Substances on, upon, from, or into any real property in the vicinity of any of the Real Estate that (A) may have come to be located on the Real Estate through soil or groundwater contamination, and, (B) if so located, would have a material adverse effect on the value of the Real Estate or the environment; and

(vi)                              any Hazardous Substances that have been generated by any of the Borrower and its Subsidiaries, or on the Real Estate by any other Person, have been transported offsite only by carriers having an identification number issued by the EPA, treated or disposed of only by treatment or disposal facilities maintaining valid Permits as required under applicable Environmental Laws, which transporters and facilities have been and are, to the best of the Borrower’s knowledge, operating in compliance with such Permits and applicable Environmental Laws.

5.18                           Subsidiaries, Etc.  Schedule 5.18 sets forth a list of (a) each Subsidiary of the Borrower (in which each Consolidated Subsidiary at the date hereof is specifically identified as such), (b) the percentage of authorized and outstanding Equity Securities of each class of each Subsidiary of the Borrower owned, directly or indirectly, by the Borrower, and (c) any partnership or joint venture in which the Borrower or any of its Subsidiaries is engaged with any other Person.  Those Equity Securities of each Subsidiary of the Borrower that are owned directly or indirectly by the Borrower are validly issued, fully paid, and non-assessable.

5.19                           Funded Debt.  Schedule 5.19 sets forth as of July 31, 2002 all outstanding Funded Debt of the Borrower and its Subsidiaries.

5.20                           General.  The Borrower’s Annual Report on Form 10-K for the fiscal year ended December 31, 2001, and Quarterly Reports on Form 10-Q referred to in Section 5.4 (a) conform in all material respects to the requirements of the Securities Exchange Act of 1934, as amended, and to all applicable rules and regulations of the Securities and Exchange Commission, and (b) as amended by interim filings, do not contain an untrue statement of any material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.

6.                                       AFFIRMATIVE COVENANTS OF THE BORROWER.

The Borrower covenants and agrees that, so long as any Loan or any Note is Outstanding or any Bank has any obligation to make any Loans:

6.1                                 Punctual Payment.  The Borrower will duly and punctually pay or cause to be paid the principal and interest on the Loans, the facility fee, the utilization fee, and all other amounts provided for in this Credit Agreement and the other Loan Documents to which the Borrower is party, all in accordance with the terms of this Credit Agreement and such other Loan Documents.

6.2                                 Maintenance of Office.  The Borrower will maintain its chief executive office in New York, New York, or at such other place in the United States of America as the Borrower shall designate upon prior written notice to the Administrative Agent, where notices, presentations, and demands to or upon the Borrower in respect of the Loan Documents may be given or made.

6.3                                 Records and Accounts.  The Borrower will, and will cause each of its Subsidiaries to, keep complete and accurate records and books of account.

6.4                                 Financial Statements, Certificates, and Information.  The Borrower will deliver to each of the Banks:

(a)                                  as soon as practicable, but in any event not later than ninety-five (95) days after the end of each fiscal year of the Borrower:

(i)                                     the consolidated balance sheet of the Borrower as at the end of such fiscal year;

(ii)                                  the consolidating balance sheet of the Borrower as at the end of such fiscal year;

(iii)                               the consolidated statement of income and consolidated statement of cash flows of the Borrower for such fiscal year; and

(iv)                              the consolidating statement of income and consolidating statement of cash flows of the Borrower for such fiscal year.

Each of the balance sheets and statements delivered under this Section 6.4(a) shall (I) set forth in comparative form the figures for the previous fiscal year; (II) be in reasonable detail and prepared in accordance with GAAP based on the records and books of account maintained as provided in Section 6.3; (III) as to items (i) and (iii) above, be accompanied by (or be delivered concurrently with the financial statements under this Section 6.4(a)) a certification by the principal financial or accounting officer of the Borrower that the information contained in such financial statements presents fairly in all material respects the financial position of the Borrower and the Consolidated Subsidiaries on the date thereof and results of operations and cash flows of the Borrower and the Consolidated Subsidiaries for the periods covered thereby; and (IV) as to items (i) and (iii) above, be certified, without limitation as to scope, by KPMG LLP or another firm of independent certified public accountants reasonably satisfactory to the Administrative Agent, and shall be accompanied by (or be delivered concurrently with the financial statements under this Section 6.4(a)) a written statement from such accountants to the effect that in connection with their audit of such financial statements nothing has come to their attention that caused them to believe that the Borrower has failed to comply with the terms, covenants, provisions or conditions of Section 6.3, Section 7, and Section 8 of this Credit Agreement as to accounting matters (provided that such accountants may also state that the audit was not directed primarily toward obtaining knowledge of such noncompliance), or, if such accountants shall have obtained knowledge of any such noncompliance, they shall disclose in such statement any such noncompliance; provided that such accountants shall not be liable to the Banks for failure to obtain knowledge of any such noncompliance;

(b)                                 as soon as practicable, but in any event not later than fifty (50) days after the end of the first three fiscal quarters of each fiscal year of the Borrower, (i) the unaudited interim condensed consolidated balance sheet of the Borrower as at the end of such fiscal quarter, and (ii) the unaudited interim condensed consolidated statement of income and unaudited interim condensed consolidated statement of cash flow of the Borrower for such fiscal quarter and for the portion of the Borrower’s fiscal year then elapsed, all in reasonable detail and prepared in a manner consistent with the accounting practices and policies employed with respect to the audited financial statements reported in the Borrower’s most recent Form 10-K filed with the Securities and Exchange Commission and prepared in accordance with Rule 10-01 of Regulation S-X of the Securities and Exchange Commission, and concurrently therewith a certification by the principal financial or accounting officer of the Borrower that, in the opinion of management of the Borrower, all adjustments necessary for a fair presentation of (A) the results of operations of the Borrower for the periods covered thereby, (B) the financial position of the Borrower at the date thereof, and (C) the cash flows of the Borrower for periods covered thereby have been made (subject to year-end adjustments);

(c)                                  simultaneously with the delivery of the financial statements referred to in subsections (a) and (b) above, a statement certified by the principal financial officer, treasurer or general counsel of the Borrower in substantially the form of Exhibit F hereto and setting forth in reasonable detail computations evidencing compliance with the covenants contained in Section 8 and (if applicable) reconciliations to reflect changes in GAAP since December 31, 2001;

(d)                                 promptly after the same are available, copies of each annual report, proxy, if any, or financial statement or other report or communication sent to the holders of Equity Securities of the Borrower who are not Affiliates of the Borrower, and copies of all annual, interim and current reports and any other report of a material nature (it being understood that filings in the ordinary course of business pursuant to Sections 13(d), (f) and (g) of the Securities Exchange Act of 1934 are not material) which the Borrower may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, and not otherwise required to be delivered to the Administrative Agent pursuant hereto; and

(e)                                  from time to time such other financial data and information (including accountants’ management letters) as the Administrative Agent (having been requested to do so by any Bank) may reasonably request; provided, however, that each of the Administrative Agent and the Banks agrees that with respect to any data and information obtained by it as a result of any request pursuant to this clause (e) (and with respect to any other data and information that is by the terms of this Credit Agreement to be held subject to this Section 6.4(e)), to the extent that such data and information has not theretofore otherwise been disclosed in such a manner as to render such data and information no longer confidential, each of the Administrative Agent and the Banks will use its reasonable efforts (consistent with its established procedures) to reasonably maintain (and cause its employees and officers to maintain) the confidential nature of the data and information therein contained; provided, however, that anything herein contained to the contrary notwithstanding, each of the Administrative Agent and the Banks may, to the extent necessary, disclose or disseminate such data and information to: (i) its employees, Affiliates, directors, agents, attorneys, accountants, auditors, and other professional advisers who would ordinarily have access to such data and information in the normal course of the performance of their duties in accordance with the Administrative Agent’s or such Bank’s customary procedures relating to confidential information; (ii) such third parties as it may, in its discretion, deem reasonably necessary or desirable (A) in connection with or in response to any Government Mandate or request of any Government Authority, or (B) in connection with any Proceeding pending (or on its face purported to be pending) before any Government Authority (including Proceedings involving the Borrower); (iii) any prospective purchaser, participant or investment banker in connection with the resale or proposed resale of any portion of the Loans, or of a participation therein, who shall agree in writing to accept such information subject to the provisions of this clause (e); (iv) any Person holding the Equity Securities or Funded Debt of the Administrative Agent or such Bank who, subject to the provisions of this clause (e), shall have requested to inspect such information; and (v) any Entity utilizing such information to rate or classify the Equity Securities or Funded Debt of the Administrative Agent or such Bank or to report to the public concerning the industry of which the Administrative Agent or such Bank is a part; provided, however, that none of the Administrative Agent and the Banks shall be liable to the Borrower or any other Person for damages arising hereunder from the disclosure of non-public information despite its reasonable efforts in accordance with the provisions of this clause (e) or from a failure by any other party to perform and observe its covenants in this clause (e).

(f)                                    Documents required to be delivered pursuant to Section 6.4(a), (b) or (d) (to the extent any such financial statements, reports or proxy statements are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s internet website at www.alliancecapital.com or such other replacement website of which the Borrower has given proper notice to the Administrative Agent and each Bank; or (ii) on which such documents are posted on the Borrower’s behalf on IntraLinks/IntraAgency or another relevant website, if any, to which each Bank and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) the Borrower shall deliver paper copies of such documents to the Administrative Agent or any Bank who requests, in writing, the Borrower to deliver such paper copies until written request to cease delivering paper copies is given by the Administrative Agent or such Bank and (ii) the Borrower shall notify (which may be by facsimile or electronic mail) the Administrative Agent and each Bank of the posting of any such documents.  Notwithstanding anything contained herein, in every instance the Borrower shall be required to provide paper copies of the certificates or statements of officers required by Section 6.4(a) or (b) to the Administrative Agent and each of the Banks.  Except for such certificates or statements of officers, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Bank shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

6.5                                 Notices.

6.5.1                        Defaults.  The Borrower will promptly after the executive management of the Borrower (which for purposes of this covenant shall mean the chairman of the board, president, principal financial officer, treasurer or general counsel of the Borrower) becomes aware thereof (and in any case within three (3) Business Days after the executive management becomes aware thereof) notify the Administrative Agent and each of the Banks in writing of the occurrence of any Default or Event of Default.  If any Person shall give any notice in writing of a claimed default (whether or not constituting an Event of Default) under the Loan Documents or any other Contract relating to Funded Debt equal to or in excess of $75,000,000 to which or with respect to which the Borrower or any of its Subsidiaries is a party or obligor, whether as principal, guarantor, surety, or otherwise, the Borrower shall forthwith give written notice thereof to the Administrative Agent and each of the Banks, describing the notice or action and the nature of the claimed default.

6.5.2                        Environmental Events.  The Borrower will promptly give notice to the Administrative Agent and each of the Banks (a) of any violation of any Environmental Law that the Borrower or any of its Subsidiaries reports in writing, or that is reportable by any such Person in writing (or for which any written report supplemental to any oral report is made) to any Government Authority, and (b) upon becoming aware thereof, of any Proceeding, including a notice from any Government Authority of potential environmental liability, that has the potential, in the Borrower’s reasonable judgment, to have a Material Adverse Effect.

6.5.3                        Notice of Proceedings and Judgments.   The Borrower will give notice to the Administrative Agent and each of the Banks in writing within ten (10) Business Days of the executive management of the Borrower (as defined in Section 6.5.1) becoming aware of any Proceedings pending affecting the Borrower or any of its Subsidiaries or to which the Borrower or any of its Subsidiaries is or becomes a party that could reasonably be expected by the Borrower to have a Material Adverse Effect (or of any material adverse change in any such Proceedings of which the Borrower has previously given notice).  Any such notice will state the nature and status of such Proceedings.  The Borrower will give notice to the Administrative Agent and each of the Banks, in writing, in form and detail satisfactory to the Administrative Agent, within ten (10) Business Days of any settlement or any judgment, final or otherwise, against the Borrower or any of its Subsidiaries where the amount payable by the Borrower or any of its Subsidiaries, after giving effect to insurance, is in excess of the lesser of $50,000,000 or 10% of Consolidated Net Worth as at the end of the most recent fiscal quarter.

6.5.4                        Notice of Change of Control.  In the event the Borrower obtains knowledge of a Change of Control or an impending Change of Control, the Borrower will promptly give written notice (a “Borrower Control Change Notice”) of such fact to the Administrative Agent and the Banks at least forty (40) days prior to the proposed Change of Control Date; provided, however, that in no event shall such a Borrower Control Change Notice be delivered to the Administrative Agent and the Banks more than three (3) Business Days after the Change of Control Date.  Without limiting the foregoing, upon obtaining actual knowledge of any Change of Control or impending Change of Control, any of the Administrative Agent and the Banks may (but in no case shall any of them be obligated to) deliver written notice to the Borrower of such event, indicating that such event requires the Borrower to prepay the Loans pursuant to Section 3.2.2 (and in any such notice a Bank may make demand for payment of its Loans under Section 3.2.2).  Promptly upon receipt of such notice, but in no event later than five (5) Business Days after actual receipt thereof, the Borrower will give written notice (such notice, together with a Borrower Control Change Notice, a “Control Change Notice”) of such fact to the Administrative Agent and the Banks (including the Bank that has so notified the Borrower).  Any Control Change Notice shall (a) describe the principal facts and circumstances of such Change of Control known to the Borrower in reasonable detail (including the Change of Control Date or, if the Borrower does not have knowledge of the Change of Control Date, the Borrower’s best estimate of such Change of Control Date), (b) make reference to Section 3.2.2 and the rights of the Banks to require the Borrower to prepay the Loans on the terms and conditions provided for therein, and (c) state that each Bank may make a demand for payment of its Loans by providing written notice to the Borrower within fifteen (15) days after the effective date of such Control Change Notice.  In the event the Borrower shall not have designated the Change of Control Date in its Control Change Notice, the Borrower shall keep the Administrative Agent and the Banks informed as to any changes in the estimated Change of Control Date and shall provide written notice to the Administrative Agent and the Banks specifying the Change of Control Date promptly upon obtaining knowledge thereof.

6.6                                 Existence; Business; Properties.

6.6.1                        Legal Existence.  The Borrower will, and will cause each of its Consolidated Subsidiaries to do or cause to be done all things necessary to preserve and keep in full force and effect its existence, rights and franchises as a limited partnership, general partnership, corporation, limited liability company or trust, as the case may be, except, with respect to rights and franchises, where the failure to preserve and keep in full force and effect such rights and franchises would not be likely to have a Material Adverse Effect, provided, however, this section shall not prohibit any merger, consolidation, or reorganization of the Borrower or any of its Subsidiaries permitted pursuant to Section 7.2.

6.6.2                        Conduct of Business.  Except as otherwise disclosed to the Administrative Agent and the Banks in the Borrower’s Form 8-Ks for the period prior to the Closing Date, the Borrower will, and will cause each of its Consolidated Subsidiaries to, engage in business related to investment management.

6.6.3                        Maintenance of Properties.  The Borrower will, and will cause each of its Consolidated Subsidiaries to, cause its properties used or useful in the conduct of its business and which are material to the Business of the Borrower and its Consolidated Subsidiaries taken as a whole to be maintained and kept in good condition, repair, and working order and supplied with all necessary equipment, ordinary wear and tear excepted; provided that nothing in this Section 6.6.3 shall prevent the Borrower or any of its Consolidated Subsidiaries from discontinuing the operation and maintenance of any properties if such discontinuance (i) is, in the judgment of the Borrower or such Subsidiary, desirable in the conduct of its business, and (ii) does not have a Material Adverse Effect.

6.6.4                        Status Under Securities Laws.  The Borrower shall maintain its status as a registered “investment adviser”, under (a) the Investment Advisers Act of 1940 and (b) under the laws of each state in which such registration is required in connection with the investment advisory business of the Borrower and, as to (b) only, where a failure to obtain such registration would be likely to have a Material Adverse Effect.  The Borrower shall cause Alliance Distributors (i) to maintain its status as a registered “broker/dealer” under the Securities Exchange Act of 1934 and under the laws of each state in which such registration is required in connection with the business of Alliance Distributors and where a failure to obtain such registration would be likely to have a Material Adverse Effect, and (ii) to maintain its membership in the National Association of Securities Dealers, Inc.

6.7                                 Insurance.  The Borrower will, and will cause each of its Consolidated Subsidiaries to, maintain with financially sound and reputable insurers insurance with respect to its properties and business against such casualties and contingencies, in such amounts, containing such terms, in such forms, and for such periods, or shall be self-insured in respect of such risks (with appropriate reserves to the extent required by GAAP), as shall be customary in the industry for companies engaged in similar activities in similar geographic areas.

6.8                                 Taxes.  The Borrower will, and will cause each of its Consolidated Subsidiaries to, duly pay and discharge, or cause to be paid and discharged, before the same shall become overdue, all taxes, assessments, and other governmental charges imposed upon it or its real property, sales, and activities, or any part thereof, or upon the income or profits therefrom, as well as all claims for labor, materials, or supplies that if unpaid (a) might by law become a Lien upon any of its property and (b) would be reasonably likely to result in a Material Adverse Effect; provided that any such tax, assessment, charge, levy, or claim need not be paid if the validity or amount thereof shall currently be contested in good faith by appropriate proceedings and if the Borrower or such Subsidiary shall have set aside on its books, if and to the extent permitted by GAAP, adequate accruals with respect thereto.

6.9                                 Inspection of Properties and Books, Etc.

6.9.1                        General.  The Borrower shall, and shall cause each of its Subsidiaries to, permit the Banks, through the Administrative Agent or any of the Banks’ other designated representatives, to visit and inspect any of the properties of the Borrower or any of its Subsidiaries, to examine the books of account of the Borrower and its Subsidiaries (and to make copies thereof and extracts therefrom), and to discuss the affairs, finances, and accounts of the Borrower and its Subsidiaries with, and to be advised as to the same by, its and their officers, all at such reasonable times and intervals as the Administrative Agent or any Bank may request.  The costs incurred by the Administrative Agent and the Banks in connection with any such inspection shall be borne by the Banks making or requesting the inspection (or, if the Administrative Agent makes an inspection on its own initiative after notice to the Banks, by the Banks jointly, on a pro rata basis according to their Outstanding Loans or, if no Loans are Outstanding, their respective Commitments), except as otherwise provided by Section 14(f).  Any data and information that is obtained by the Administrative Agent or any Bank pursuant to this Section 6.9.1 shall be held subject to Section 6.4(e).

6.9.2                        Communication with Accountants.  The Borrower authorizes the Administrative Agent and, if accompanied by the Administrative Agent, the Banks to communicate directly with the Borrower’s independent certified public accountants and authorizes such accountants to disclose to the Administrative Agent and the Banks any and all financial statements and other supporting financial documents and schedules, including copies of any management letter with respect to the Business of the Borrower or any of its Subsidiaries.  The Borrower shall be entitled to reasonable prior notice of any such meeting with its independent certified public accountants and shall have the opportunity to have its representatives present at any such meeting.  At the request of the Administrative Agent, the Borrower shall deliver a letter addressed to such accountants instructing them to comply with the provisions of this Section 6.9.2.  Any data and information that is obtained by the Administrative Agent or any Bank pursuant to this Section 6.9.2 shall be held subject to Section 6.4(e).

6.10                           Compliance with Government Mandates, Contracts, and Permits.  The Borrower will and will cause each of its Consolidated Subsidiaries to, comply (if and to the extent that a failure to comply would be likely to have a Material Adverse Effect) with (a) all applicable Government Mandates wherever the business of the Borrower or any such Subsidiary is conducted, including all Environmental Laws and all Government Mandates relating to occupational safety and employment matters; (b) the provisions of the certificate of incorporation and by-laws, or the agreement of limited partnership and certificate of limited partnership, or its governing documents in the case of any general partnership, as the case may be, of the Borrower and such Subsidiary; (c) all Contracts to which the Borrower or any such Subsidiary is party, by which the Borrower or any such Subsidiary is or may be bound, or to which any of their respective properties are or may be subject; and (d) the terms and conditions of any Permit used in the Business of the Borrower or any such Subsidiary.  If any Permit shall become necessary or required in order that the Borrower may fulfill any of its obligations hereunder or under any of the other Loan Documents to which the Borrower is a party, the Borrower will immediately take or cause its Subsidiaries to take all reasonable steps within the power of the Borrower and its Subsidiaries to obtain and maintain in full force and effect such Permit and furnish the Administrative Agent and the Banks with evidence thereof.

6.11                           Use of Proceeds.  The Borrower will use the proceeds of the Loans solely as provided in Section 5.16.

6.12                           Certain Changes in Accounting Principles.  In the event of a change after the date of this Credit Agreement in (a) GAAP (as defined in clause (b) of the definition of “GAAP” in Section 1.1) or (b) any regulation issued by the Securities and Exchange Commission (either such event being referred to herein as an “Accounting Change”), that results in a material change in the calculations as to compliance with any financial covenant contained in Section 8 or in the calculation of any item to be taken into account in the calculations as to compliance with any such covenant (the “Affected Computation”) in such a manner and to such an extent that, in the good faith judgment of the Chief Financial Officer of the Borrower or the Majority Banks, as evidenced by notice from such Majority Banks to the Borrower and the Administrative Agent (the “Accounting Notice”), the application of the Accounting Change to the Affected Computation would no longer reflect the intention of the parties to this Credit Agreement, then and in any such event:

(a)                                  the Borrower shall, promptly after either a determination by its Chief Financial Officer as provided above or receipt of an Accounting Notice, give written notice thereof to the Administrative Agent and each Bank, which notice shall be accompanied by a copy of any Accounting Notice and a certificate of the Chief Financial Officer of the Borrower:

(i)                           describing the Accounting Change in question and the particular covenant or covenants that will be affected by such Accounting Change;

(ii)                        setting forth in reasonable detail (including detailed calculations) the manner and extent to which the covenant or covenants listed in such certificate are affected by such Accounting Change; and

(iii)                     setting forth in reasonable detail (including detailed calculations) the information required in order to establish that the Borrower would be in compliance with the requirements of the covenant or covenants listed in such certificate if such Accounting Change was not effective (or, if the Borrower would not be so in compliance, setting forth in reasonable detail calculations of the extent of such non-compliance);

(b)                                 the Borrower and the Banks will enter into good faith negotiations with each other for an equitable amendment of such covenant or covenants, and the definition of GAAP set forth in Section 1.1, pursuant to Section 24 so as to place the parties, insofar as possible, in the same relative position as if such Accounting Change had not occurred;

(c)                                  for the period from the date on which such Accounting Change becomes effective (the “Effective Date”) to the effective date of an amendment to this Credit Agreement pursuant to Section 24, the Borrower shall be deemed to be in compliance with the covenant or covenants listed in such certificate if and so long as (but only if and so long as) the Borrower would be in compliance with such covenant or covenants if such Accounting Change had not occurred; and

(d)                                 if no amendment to this Credit Agreement has become effective within ninety (90) days after the Effective Date of such Accounting Change, then all accounting computations required to be made for purposes of this Credit Agreement thereafter shall be made in accordance with GAAP as in effect immediately prior to such Effective Date.

6.13                           Broker-Dealer Subsidiaries.

6.13.1                  Maintain Net Capital.  Each Material Broker-Dealer Subsidiary of the Borrower that is a U.S. regulated broker-dealer shall not fail to maintain net capital in an amount not less than that required by the Net Capital Rule for a period in excess of five (5) Business Days of the date such Material Broker-Dealer Subsidiary knew of such failure, and each Material Broker-Dealer Subsidiary of the Borrower that is a non-U.S. regulated broker-dealer shall not fail to maintain net capital or capital (or the equivalent) in an amount not less than that required by any similar rule, regulation or requirement (including any capital adequacy requirement) of the relevant regulatory authority or authorities in any relevant jurisdiction for a period in excess of five (5) Business Days of the date such Material Broker-Dealer Subsidiary knew of such failure, and

6.13.2                  Registration; Qualification.  Each Broker-Dealer Subsidiary must maintain its registration or comparable qualification with its applicable Examining Authority to the extent such registration or comparable qualification is material to the business of the Borrower and its Subsidiaries taken as a whole.

7.                                       CERTAIN NEGATIVE COVENANTS OF THE BORROWER.

The Borrower covenants and agrees that, so long as any Loan or any Note is Outstanding or any Bank has any obligation to make any Loans:

7.1                                 Disposition of Assets.  The Borrower will not, and will not cause, permit, or suffer any of its Consolidated Subsidiaries to, in any single transaction or in multiple transactions within any fiscal year of the Borrower, sell, transfer, assign, or otherwise dispose of assets of the Borrower and its Consolidated Subsidiaries, or enter into any Contract for any such sale, transfer, assignment, or disposition (a “Disposition”), provided, however:

(a)                                  Consolidated Subsidiaries of the Borrower may sell, transfer, assign, or dispose of assets (including 12b-1 Fees) to the Borrower or another Consolidated Subsidiary;

(b)                                 the Borrower and any Consolidated Subsidiary of the Borrower may make any Disposition (other than a Disposition (whether in one or a series of transactions) of all or substantially all of the assets of the Borrower and its Consolidated Subsidiaries) so long as (i) no Default exists or would be caused thereby, (ii) after giving effect to such Disposition the Borrower will, on a pro forma basis, be in compliance with the financial covenants set forth in Section 8 hereof, and (c) the assets disposed of in any fiscal year in the aggregate did not generate more than 33 1/3% of the consolidated revenues of the Borrower during the immediately preceding fiscal four quarters or if such assets generated revenues during the immediately preceding fiscal four quarters that if subtracted from the consolidated revenues of the Borrower during this period would result in consolidated revenues of the Borrower of less than $1,200,000,000; and

(c)                                  the Borrower and any Consolidated Subsidiary of the Borrower may sell, transfer or assign, or dispose of 12b-1 Fees to Persons other than the Borrower and its Consolidated Subsidiaries.  Any Indebtedness in respect of obligations of the Borrower and its Consolidated Subsidiaries arising out of such transactions shall constitute “Funded Debt”.

This covenant is not intended to restrict the conversion of a short-term investment of the Borrower into cash or into another investment which remains an asset of the Borrower.

7.2                                 Fundamental Changes.  The Borrower will not, and will not cause, permit, or suffer any of its Consolidated Subsidiaries to, become a party to any merger, dissolution or consolidation involving all or substantially all of its assets (whether in one or a series of transactions) (any such transaction, a “Reorganization” and the term “Reorganize”shall have a correlative meaning) or purchase or acquire all or substantially all of the assets or Equity Securities of a Person or a business unit of a Person (whether in one or a series of transactions) (each, an “Acquisition”) or enter into any Contract providing for any Reorganization or Acquisition, provided, however, so long as no Default or Event of Default then exists or would be caused thereby:

(a)                                  any Consolidated Subsidiary may merge with (i) the Borrower, provided that the Borrower shall be the continuing or surviving Person, or (ii) any one or more Consolidated Subsidiaries;

(b)                                 any Person may merge with (i) the Borrower provided that (x) the Borrower shall be the continuing or surviving Person, and (y) such Person merging into the Borrower is in the same line of business as the Borrower and its Subsidiaries or a line of business reasonably related thereto, or (ii) any one or more Consolidated Subsidiaries, provided that (x) such Consolidated Subsidiary shall be the continuing or surviving Person, (y) such Person merging into a Consolidated Subsidiary is in the same line of business as the Borrower and its Subsidiaries or a line of business reasonably related thereto; and

(c)                                  the Borrower or any Consolidated Subsidiary may purchase or acquire all or substantially all of the Equity Securities or assets of a Person or a business unit of a Person, provided that (i) such Person is in the same line of business as the Borrower and its Subsidiaries or a line of business related thereto and (ii) after giving effect to such purchase or acquisition, the Borrower will, on a pro forma basis, be in compliance with the financial covenants set forth in Section 8.

7.3                                 Restrictions on Liens.  The Borrower will not, and will not cause, permit, or suffer any of its Consolidated Subsidiaries to, (a) create or incur, or cause, permit, or suffer to be created or incurred or to exist, any Lien upon any of its property or assets of any character whether now owned or hereafter acquired, or upon the income or profits therefrom; (b) transfer any of such property or assets or the income or profits therefrom for the purpose of subjecting the same to the payment of Indebtedness or performance of any other obligation in priority to payment of its general creditors; (c) acquire, or agree or have an option to acquire, any property or assets upon conditional sale or other title retention or purchase money security agreement, device, or arrangement; (d) suffer to exist any Indebtedness or claim or demand for a period of time such that the same by Government Mandate or upon bankruptcy or insolvency, or otherwise, would be given any priority whatsoever over its general creditors; or (e) assign, pledge, or otherwise transfer any accounts, contract rights, general intangibles, chattel paper, or instruments, with or without recourse, other than a transfer or assignment in connection with a Disposition permitted under Section 7.1 or Reorganization or Acquisition permitted under Section 7.2 or an Investment permitted under Section 7.4; provided that the Borrower and any Subsidiary of the Borrower may create or incur, or cause, permit, or suffer to be created or incurred or to exist:

(i)                           Liens imposed by Government Mandate to secure taxes, assessments, and other government charges in respect of obligations not overdue or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves are maintained in accordance with GAAP;

(ii)                        statutory Liens of carriers, warehousemen, mechanics, suppliers, laborers, and materialmen, and other like Liens in the ordinary course of business, in each case in respect of obligations not overdue for a period of more than 30 days or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves are maintained in accordance with GAAP;

(iii)                     Liens arising out of pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;

(iv)                    Liens on deposits to secure performance of bids or performance bonds and other similar Liens, in the ordinary course of business;

(v)                       Liens on Real Estate consisting of easements, rights of way, zoning restrictions, restrictions on the use of real property, defects and irregularities in the title thereto, and other minor Liens, provided, none of such Liens in the reasonable opinion of the Borrower interferes materially with the use of the affected property in the ordinary conduct of the business of the Borrower and its Subsidiaries;

(vi)                    the rights and interests of landlords and lessors under leases of Real Estate leased by the Borrower or one of its Subsidiaries, as lessee;

(vii)                 Liens outstanding on the Closing Date and set forth on Schedule 7.3;

(viii)              Liens in favor of either the Borrower or a Consolidated Subsidiary on all or part of the assets of any Subsidiary of the Borrower securing Indebtedness owing by such Subsidiary to the Borrower or such Consolidated Subsidiary, as the case may be;

(ix)                      Liens on interests of the Borrower or its Subsidiaries in partnerships or joint ventures consisting of binding rights of first refusal, rights of first offer, take-me-along rights, third-party offer provisions, buy-sell provisions, other transfer restrictions and conditions relating to such partnership or joint venture interests, and Liens granted to other participants in such partnership or joint venture as security for the performance by the Borrower or its Subsidiaries of their obligations in respect of such partnership or joint venture;

(x)                         UCC notice filings in connection with non-recourse sales of 12b-1 Fees (other than sales constituting a collateral security device);

(xi)                      Liens securing purchase money Indebtedness so long as such Liens are only on the asset acquired with such purchase money Indebtedness and secure only the Indebtedness incurred to purchase such asset;

(xii)                   Liens incurred or otherwise arising in connection with the Securities Trading Activities of the Broker-Dealer Subsidiaries;

(xiii)                Liens in favor of the Administrative Agent or any Bank to secure the Obligations; and

(xiv)               Liens (in addition to those specified in clauses (i) through (xiii) above) securing Indebtedness in an aggregate amount for the Borrower and all of its Consolidated Subsidiaries taken together not in excess of $80,000,000 outstanding at any point in time (but excluding from the amount of any such Indebtedness that portion which is fully covered by insurance and as to which the insurance company has acknowledged to the Administrative Agent its coverage obligation in writing).

7.4                                 Restrictions on Investments.  The Borrower will not, and will not cause, permit, or suffer any of its Consolidated Subsidiaries to, make or permit to exist or to remain outstanding any Investment except:

(a)                                  Investments in marketable securities, liquid investments, and other financial instruments that are acquired for investment purposes and that have a value that may be readily established, including any such Investment that may be readily sold or otherwise liquidated in any mutual fund for which the Borrower or one of its Subsidiaries serves as investment manager or adviser;

(b)                                 Investments received in connection with the settlement of past due accounts;

(c)                                  Guarantees otherwise constituting permitted Funded Debt;

(d)                                 So long as no Event of Default exists or would be caused thereby, Investments in funds or other vehicles managed by the Borrower or one of its affiliates in the ordinary course;

(e)                                  Investments by the Broker-Dealer Subsidiaries consisting of purchases, borrowings and other acquisitions of securities and other financial instruments in connection with the Securities Trading Activities of the Broker Dealer Subsidiaries;

(f)                                    Investments existing on the Closing Date and set forth on Schedule 7.4; and

(g)                                 Other Investments, so long as no Default exists or would be caused thereby and the Borrower would be, on a pro forma basis, in compliance with the financial covenants set forth in Section 8 hereof; provided, however, that with respect to any acquisition of Equity Securities or all or substantially all of the Equity Securities or assets of a Person, such acquisition shall relate solely to Equity Securities in another Person engaged primarily in, or assets of another Person used primarily for, the same line of business as the Borrower and its Subsidiaries or a line of business reasonably related thereto.

7.5                                 Restrictions on Funded Debt.  The Borrower will not cause, permit, or suffer any of the Consolidated Subsidiaries to, create, incur, assume, guarantee, or be or remain liable, contingently or otherwise, with respect to any Funded Debt if as a result the Borrower will not be in compliance with the financial covenants set forth in Section 8 hereof.

7.6                                 Distributions.  The Borrower shall not cause, permit, or suffer any restriction or Lien on the ability of any Consolidated Subsidiary to (a) pay, directly or indirectly, any Distributions to the Borrower or any other Subsidiary of the Borrower, (b) make any payments, directly or indirectly, in respect of any Indebtedness or other obligation owed to the Borrower or any of its Subsidiaries, (c) make loans or advances to the Borrower or any other Subsidiary of the Borrower, or (d) sell, transfer, assign, or otherwise dispose of any property or assets to the Borrower or any other Subsidiary of the Borrower, except, in each such case, restrictions or Liens (aa) that exist under or by reason of applicable Government Mandates, including any net capital rules, (bb) that are imposed only, as to Indebtedness of the Borrower or any Consolidated Subsidiary incurred prior to the date hereof, upon a failure to pay when due any of such Indebtedness, or, as to Indebtedness of the Borrower or any Consolidated Subsidiary incurred on or after the date hereof, upon an acceleration of such Indebtedness or a failure to pay the full amount of such Indebtedness at maturity, or (cc) that arise by reason of the maintenance by any Subsidiary that is not a Consolidated Subsidiary of a level of net worth for the purpose of ensuring that limited partnerships for which it serves as general partner will be treated as partnerships for federal income tax purposes.  Notwithstanding the foregoing, any portion of net earnings of any Consolidated Subsidiary that is unavailable for payment of dividends to the Borrower or any other Consolidated Subsidiary by reason of a restriction or Lien permitted under any of clauses (aa), (bb), and (cc) shall be excluded from the calculation of Consolidated Net Income (or Loss).

7.7                                 Transactions with Affiliates.  The Borrower will not, and will not cause, permit, or suffer any of its Subsidiaries to, directly or indirectly, enter into any Contract or other transaction with any Affiliate of the Borrower or any of its Subsidiaries that is material to the Borrower and the Consolidated Subsidiaries taken as a whole, unless either: (a) such Contract or transaction relates solely to compensation arrangements with directors, officers, or employees of the Borrower, the General Partner, or the Consolidated Subsidiaries, or (b) such transaction is in the ordinary course of business and is, taking into account the totality of the relationships involved, on fair and reasonable terms no less favorable to the Borrower and the Consolidated Subsidiaries taken as a whole than would be obtained in comparable arm’s length transactions with Persons that are not Affiliates of the Borrower or its Subsidiaries, or (c) the Contract or other transaction is in connection with a Reorganization or Acquisition permitted under Section 7.2 hereof, or (d) such transaction is an unsecured loan with one or more Affiliates of the Borrower as lender, in a principal amount not to exceed $300,000,000 and on terms substantially similar to this Credit Agreement.

7.8                                 Fiscal Year.  The Borrower shall not change its fiscal year unless the parties to the Loan Documents shall first enter into amendments to the Loan Documents such that the rights of the parties to the Loan Documents will not be affected by the change in the fiscal year of the Borrower, and the parties shall enter into such amendments as may be required in connection with a change of the Borrower’s fiscal year.

7.9                                 Compliance with Environmental Laws.  The Borrower will not, and will not cause, permit, or suffer any of its Subsidiaries to, (a) use any of the Real Estate or any portion thereof for the handling, processing, storage, or disposal of Hazardous Substances, (b) cause, permit, or suffer to be located on any of the Real Estate any underground tank or other underground storage receptacle for Hazardous Substances, (c) generate any Hazardous Substances on any of the Real Estate, (d) conduct any activity at any Real Estate or use any Real Estate in any manner so as to cause a release (i.e., releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, disposing, or dumping) or threatened release of Hazardous Substances on, upon, or into the Real Estate, or (e) otherwise conduct any activity at any Real Estate or use any Real Estate in any manner that would violate any Environmental Law or bring such Real Estate in violation of any Environmental Law, in each case, so as would be likely to have a Material Adverse Effect.

7.10                           Employee Benefit Plans.  The Borrower will not, and will not cause, permit, or suffer any ERISA Affiliate to:

(a)                                  engage in any “prohibited transaction” within the meaning of §406 of ERISA or §4975 of the Code that could result in a material liability for the Borrower and its Consolidated Subsidiaries taken as a whole;

(b)                                 permit any Guaranteed Pension Plan to incur an “accumulated funding deficiency”, as such term is defined in §302 of ERISA, whether or not such deficiency is or may be waived;

(c)                                  fail to contribute to any Guaranteed Pension Plan to an extent that, or terminate any Guaranteed Pension Plan in a manner that, could result in the imposition of a Lien on the assets of the Borrower or any of its Subsidiaries pursuant to §302(f) or §4068 of ERISA; or

(d)                                 permit or take any action that would result in the aggregate benefit liabilities (within the meaning of §4001 of ERISA) of all Guaranteed Pension Plans exceeding the value of the aggregate assets of such Plans by more than $50,000,000, disregarding for this purpose the benefit liabilities and assets of any such Plan with assets in excess of benefit liabilities.

7.11                           Amendments to Certain Documents.  The Borrower shall not, without the prior written consent of the Administrative Agent in each instance, permit or suffer any material amendments, modifications, supplements, or restatements of its certificate of limited partnership or the Borrower Partnership Agreement (or, following any conversion of the Borrower to a corporation, its certificate of incorporation or by-laws) that (i) relate to the determination of Available Cash Flow or Operating Cash Flow under the Borrower Partnership Agreement, or (ii) could reasonably be expected to materially adversely affect the ability of the Borrower to perform and observe its obligations under the Loan Documents or the legal rights and remedies of the Banks and the Administrative Agent under any of the Loan Documents.

8.                                       FINANCIAL COVENANTS OF THE BORROWER.

The Borrower covenants and agrees that, so long as any Loan or any Note is Outstanding or any Bank has any obligation to make any Loans:

8.1                                 Consolidated Leverage Ratio.  The Borrower will not at any time permit its Consolidated Leverage Ratio to exceed 3.00 to 1.00.

8.2                                 Minimum Consolidated Net Worth.  As of the last day of each calendar quarter, the Borrower shall not permit its Consolidated Net Worth to be less than $1,000,000,000.

8.3                                 Miscellaneous.  For purposes of this Section 8, demand obligations shall be deemed to be due and payable during any fiscal year during which such obligations are outstanding.

9.                                       CLOSING CONDITIONS.

The obligations of the Banks to enter into this Credit Agreement shall be subject to the satisfaction of the following conditions precedent at or before the Closing Date:

9.1                                 Financial Statements and Material Changes.  The Banks shall be reasonably satisfied that (a) the financial statements of the Borrower and the Consolidated Subsidiaries referred to in Section 5.4 fairly present in all material respects the business and financial condition and the results of operations of the Borrower and the Consolidated Subsidiaries as of the dates and for the periods to which such financial statements relate, and (b) there shall have been no material adverse change in the Business of the Borrower and the Consolidated Subsidiaries taken as a whole since the dates of such financial statements.

9.2                                 Loan Documents.  Each of the Loan Documents shall have been duly executed and delivered by the respective parties thereto and shall be in full force and effect.  Each Bank and the Administrative Agent shall have received a fully executed copy of each such document.

9.3                                 Certified Copies of Charter Documents.  Each of the Banks and the Administrative Agent shall have received from the Borrower and the General Partner (a) a copy of its certificate of incorporation, certificate of limited partnership, or other charter document duly certified as of a recent date by the Secretary of State of Delaware, (b) a copy, certified by a duly authorized officer of such Entity to be true and complete on the Closing Date, of its by-laws, agreement of limited partnership, or equivalent document as in effect on such date, and (c) a certificate of the Secretary of State of Delaware as to the due organization, legal existence, and good standing of such Entity. The certificate of incorporation and by-laws or partnership agreement and certificate of limited partnership, as the case may be, of the Borrower and the General Partner shall be in all respects satisfactory in form and substance to the Banks and the Administrative Agent.

9.4                                 Partnership and Corporate Action.  All partnership action necessary for the valid execution, delivery, and performance by the Borrower of this Credit Agreement and the other Loan Documents to which it is or is to become a party, and all corporate action necessary for the General Partner to cause the Borrower to execute, deliver, and perform this Credit Agreement and the other Loan Documents to which the Borrower is or is to become a party, shall have been duly and effectively taken, evidence thereof reasonably satisfactory to the Banks and the Administrative Agent shall have been provided to each of the Banks, and such action shall be in full force and effect at the Closing Date.

9.5                                 Consents.  Each party hereto shall have duly obtained all consents and approvals of Government Authorities and other third parties, and shall have effected all notices, filings, and registrations with Government Authorities and other third parties, as may be required in connection with the execution, delivery, performance, and observance of the Loan Documents; all of such consents, approvals, notices, filings, and registrations shall be in full force and effect; and the Banks and the Administrative Agent shall have each received evidence thereof satisfactory to them.

9.6                                 Opinions of Counsel.  Each of the Banks and the Administrative Agent shall have received a favorable opinion addressed to the Banks and the Administrative Agent, dated as of the Closing Date, from Sidley Austin Brown & Wood LLP, counsel to the Borrower, in the form of Exhibit G hereto.

9.7                                 Proceedings.  Except as may be disclosed in the Borrower’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2002, there shall be no Proceedings pending or threatened the result of which, if adversely determined, is reasonably likely to impair or prevent the Borrower’s performance and observance of its obligations under this Credit Agreement and the other Loan Documents.

9.8                                 Incumbency Certificate.  Each of the Banks and the Administrative Agent shall have received from the Borrower an incumbency certificate, dated as of the Closing Date, signed by a duly authorized officer of the Borrower and giving the name and bearing a specimen signature of each individual who shall be authorized: (a) to sign, in the name and on behalf of the Borrower, each of the Loan Documents to which the Borrower is or is to become a party; (b) to make Loan Requests and Conversion Requests; and (c) to give notices and to take other action on behalf of the Borrower under the Loan Documents.

9.9                                 Fees.  The Borrower shall have paid to the Administrative Agent for the accounts of the Banks all fees then payable.

9.10                           Representations and Warranties True; No Defaults.  The Administrative Agent and the Banks shall have received a certificate of an officer of the General Partner, in form and substance satisfactory to the Administrative Agent and the Banks, to the effect that (i) each of the representations and warranties set forth herein and each of the other Loan Documents is true and correct in all material respects on and as of the Closing Date, and (ii) no material defaults exist under any material contract or agreement of the Borrower, including, without limitation, this Credit Agreement and the other Loan Documents.

9.11                           Termination of Prior Credit Agreements.  The Administrative Agent and the Banks shall have received evidence, in form and substance satisfactory to the Administrative Agent (it being understood by the Administrative Agent that copies of respective notices of termination of such credit facilities properly delivered pursuant to the terms of each of the following Revolving Credit Agreements shall be deemed to be satisfactory), of the termination of (a) that certain Revolving Credit Agreement, dated as of July 20, 1998 (as amended), among the Borrower, the financial institutions party thereto and Bank of America, as Administrative Agent, and (b) that certain Revolving Credit Agreement, dated as of October 30, 2000 (as amended), among the Borrower, the financial institutions party thereto and Bank of America, as administrative agent, in each case, confirming repayment in full of all obligations arising thereunder.

10.                                 CONDITIONS TO ALL BORROWINGS.

The obligations of the Banks to make any Loan, whether on or after the Closing Date, shall also be subject to the satisfaction of the conditions precedent set forth below.  Each of the submission of a Loan Request by the Borrower and the acceptance by the Borrower of any Loan shall constitute a representation and warranty by the Borrower that the conditions set forth below have been satisfied.

10.1                           No Default.  No Default or Event of Default shall have occurred and be continuing.

10.2                           Representations True.  Each of the representations and warranties of the Borrower and its Subsidiaries contained in this Credit Agreement (other than the Borrower’s representation and warranty set forth in Section 5.5), the other Loan Documents, or in any document or instrument delivered pursuant to or in connection with this Credit Agreement shall be true and correct in all material respects as of the time of the making of such Loan, with the same effect as if made at and as of that time (except (a) to the extent that such representations and warranties expressly relate to a prior date, in which case they shall be true and correct in all material respects as of such earlier date, and (b) to the extent of changes resulting from transactions contemplated or permitted by this Credit Agreement and the other Loan Documents and changes occurring in the ordinary course of business that singly or in the aggregate are not materially adverse to the Borrower and its Consolidated Subsidiaries taken as a whole).

10.3                           Loan Request.  The Administrative Agent shall have received a Loan Request as provided in Section 2.8.

10.4                           Payment of Fees.  Without limiting any other condition, the Borrower shall have paid to the Administrative Agent, for the account of the Banks and the Administrative Agent as appropriate, all fees and other amounts due and payable under the Loan Documents at or prior to the time of the making of such Loan.

10.5                           No Legal Impediment.  No change shall have occurred in any Government Mandate that in the reasonable opinion of any Bank would make it illegal for such Bank to make such Loan (it being understood that this section shall be a condition only for the Bank or Banks affected by such Government Mandate).

11.                                 EVENTS OF DEFAULT; ACCELERATION; ETC.

11.1                           Events of Default and Acceleration.  If any of the following events (“Events of Default” or, if the giving of notice or the lapse of time or both is required, then, prior to such notice or lapse of time, “Defaults”) shall occur:

(a)                                  the Borrower shall fail to pay any principal of the Loans when the same shall become due and payable, whether at the stated date of maturity or any accelerated date of maturity or at any other date fixed for payment;

(b)                                 the Borrower shall fail to pay any interest on the Loans when the same shall become due and payable, whether at the stated date of maturity or any accelerated date of maturity or at any other date fixed for payment, and such failure shall continue for five (5) days after written notice of such failure has been given to the Borrower by the Administrative Agent;

(c)                                  the Borrower shall fail to perform or observe any of its covenants contained in Sections 6.5.1, 6.6.1, 7.1, 7.2, 7.3(xiv), 7.11, 8, or, if such failure relates to a Lien securing Funded Debt, 7.3;

(d)                                 the Borrower or any of its Subsidiaries shall fail to perform or observe any term, covenant, or agreement contained herein or in any of the other Loan Documents (other than those specified elsewhere in this Section 11) for thirty (30) days after written notice of such failure has been given to the Borrower by the Administrative Agent, provided, that a failure to perform or observe the terms, covenants and agreements set forth in Section 6.4, Section 6.5.3, Section 6.9 or Section 6.13.1 that continues for more than ten (10) days (regardless of whether notice of such failure is given to the Borrower) shall constitute an Event of Default hereunder;

(e)                                  any representation or warranty of the Borrower or any of its Subsidiaries in this Credit Agreement, any of the other Loan Documents, or in any other document or instrument delivered pursuant to or in connection with this Credit Agreement shall prove to have been incorrect in any material respect upon the date when made or deemed to have been made or repeated;

(f)                                    failure to make a payment of principal or interest, or the occurrence of a default, event of default, or other event permitting (with or without the passage of time or the giving of notice) acceleration or exercise of remedies or, with respect to any Swap Contract, as to which the Borrower or any Subsidiary is the defaulting party, permitting early termination thereof shall occur with respect to (i) any Indebtedness for money borrowed, (ii) any Indebtedness in respect of the deferred purchase price of goods or services,  (iii) any Capitalized Lease, (iv) any Broker-Dealer Debt, (v) any Swap Contract or (vi) any Synthetic Lease Obligation, of the Borrower or any of its Subsidiaries, having a principal amount (or (x) in the case of a Capitalized Lease, scheduled rental payments with a discounted present value from the last day of the initial term to the date of determination as determined in accordance with generally accepted accounting principles or (y) in the case of a Swap Contract, the Swap Termination Value or (z) in the case of a Synthetic Lease Obligation, the amount of Attributable Indebtedness with respect thereto), (A) in any one case, of  $75,000,000 or more, or (B) in the aggregate, of $200,000,000 or more, and such failure to make a payment of principal or interest, or a default, event of default, or other event shall continue for such period of time as would entitle the holder of such Indebtedness,

Capitalized Lease, Swap Contract or Synthetic Lease Obligation (with or without notice) to accelerate such Indebtedness or terminate such Capitalized Lease, Swap Contract or Synthetic Lease Obligation;

(g)                                 any of the Loan Documents shall be cancelled, terminated, revoked, or rescinded otherwise than in accordance with the terms thereof or with the express prior written agreement, consent, or approval of the Banks, or any Proceeding to cancel, revoke, or rescind any of the Loan Documents shall be commenced by or on behalf of the Borrower or any of its Subsidiaries party thereto, or any Government Authority of competent jurisdiction shall make a determination that, or issue a Government Mandate to the effect that, any material provision of one or more of the Loan Documents is illegal, invalid, or unenforceable in accordance with the terms thereof;

(h)                                 the Borrower, Alliance Distributors, the General Partner, or any Material Subsidiary shall make an assignment for the benefit of creditors, or admit in writing its inability to pay or generally fail to pay its debts as they mature or become due, or shall petition or apply for the appointment of a trustee or other custodian, liquidator, or receiver of the Borrower, Alliance Distributors, the General Partner or any Material Subsidiary or of any substantial part of the assets of the Borrower, Alliance Distributors, the General Partner, or any Material Subsidiary, or shall commence any Proceeding relating to the Borrower, Alliance Distributors, the General Partner, or any Material Subsidiary under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution, liquidation, or similar law of any jurisdiction, now or hereafter in effect, or shall take any action to authorize or in furtherance of any of the foregoing, or if any such petition or application shall be filed or any such Proceeding shall be commenced against the Borrower, Alliance Distributors, the General Partner, or any Material Subsidiary and any of such parties shall indicate its approval thereof, consent thereto, or acquiescence therein;

(i)                                     either (i) an involuntary Proceeding relating to the Borrower, Alliance Distributors, the General Partner, or any Material Subsidiary under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution, liquidation, or similar law of any jurisdiction, now or hereafter in effect is commenced and not dismissed or vacated within sixty (60) days following entry thereof, or (ii) a decree or order is entered appointing any trustee, custodian, liquidator, or receiver described in (h) or adjudicating the Borrower, Alliance Distributors, the General Partner, or any Material Subsidiary bankrupt or insolvent, or approving a petition in any such Proceeding, or a decree or order for relief is entered in respect of the Borrower, Alliance Distributors, the General Partner, or any Material Subsidiary in an involuntary Proceeding under federal bankruptcy laws as now or hereafter constituted;

(j)                                     there shall remain in force, undischarged, unsatisfied, and unstayed, for more than forty-five (45) days, any final judgment or order against the Borrower or any of its Subsidiaries, that, with any other such outstanding final judgments or orders, undischarged, against the Borrower and its Subsidiaries taken together exceeds in the aggregate $50,000,000;

(k)                                  with respect to any Guaranteed Pension Plan, an ERISA Reportable Event shall have occurred and the Majority Banks shall have determined in their reasonable discretion that such event reasonably could be expected to result in liability of the Borrower or any of its Subsidiaries to the PBGC or such Guaranteed Pension Plan in an aggregate amount exceeding $50,000,000 and such event in the circumstances occurring reasonably could constitute grounds for the termination of such Guaranteed Pension Plan by the PBGC or for the appointment by the appropriate United States District Court of a trustee to administer such Guaranteed Pension Plan; or a trustee shall have been appointed by the United States District Court to administer such Guaranteed Pension Plan; or the PBGC shall have instituted proceedings to terminate such Guaranteed Pension Plan;

(l)                                     any of the following: (i) the Borrower shall fail to be duly registered as an “investment adviser” under the Investment Advisers Act of 1940; or (ii) Alliance Distributors shall cease to be duly registered as a “broker/dealer” under the Securities Exchange Act of 1934 or shall cease to be a member in good standing of the National Association of Securities Dealers, Inc., in each case, to the extent required;

(m)                               the Borrower, Alliance Distributors, the General Partner, or any Material Subsidiary shall either (i) be indicted for a federal or state crime and, in connection with such indictment, Government Authorities shall seek to seize or attach, or seek a civil forfeiture of, property of the Borrower, Alliance Distributors, the General Partner, or one or more of such Material Subsidiaries having a fair market value in excess of $50,000,000, or (ii) be found guilty of, or shall plead guilty, no contest, or nolo contendere to, any federal or state crime, a punishment for which could include a fine, penalty, or forfeiture of any assets of the Borrower, Alliance Distributors, the General Partner, or such Material Subsidiary having in any such case a fair market value in excess of $50,000,000; or

(n)                                 Alliance Capital Management Corporation shall cease to be the sole general partner of the Borrower, and such circumstance shall continue for thirty (30) days after written notice of such circumstance has been given to the Borrower, provided, that the admission of additional Persons as general partner of the Borrower shall not constitute an Event of Default if, prior to the admission of any such general partner, the Borrower delivers to the Banks (i) the documentation with respect to such general partner that would be required under Section 9.3 if such Person were a General Partner on the Closing Date, (ii) an incumbency certificate for such general partner as required for the Borrower pursuant to Section 9.8, and (iii) an opinion from counsel reasonably acceptable to the Banks, in form and substance reasonably satisfactory to the Banks, as to such general partner’s power and authority to act on behalf of the Borrower as a general partner of the Borrower;

then, and in any such event, so long as the same may be continuing, the Administrative Agent, upon the request of the Majority Banks, shall by notice in writing to the Borrower declare all amounts owing with respect to this Credit Agreement, any Notes, and the other Loan Documents to be, and they shall thereupon forthwith become, immediately due and payable without presentment, demand, protest, or other notice of any kind, all of which are hereby expressly waived by the Borrower; provided that in the event of any Event of Default specified in Section 11.1(h) or Section 11.1(i), all such amounts shall become immediately due and payable automatically and without any requirement of notice from the Administrative Agent or any Bank; and provided, further, that any such declaration may be rescinded by the Majority Banks after the Events of Default leading to such declaration are cured or waived.

11.2                           Termination of Commitments .  If any one or more of the Events of Default specified in Section 11.1(h) or Section 11.1(i) shall occur, any unused portion of the Total

Commitment hereunder shall forthwith terminate and each of the Banks shall be relieved of all obligations to make Loans to the Borrower.  If any other Event of Default shall have occurred and be continuing, or if on any Drawdown Date the conditions precedent to the making of the Loans to be made on such Drawdown Date are not satisfied, the Administrative Agent may with the consent of the Majority Banks and, upon the request of the Majority Banks, shall, by notice to the Borrower, terminate the unused portion of the Total Commitment hereunder, and upon such notice being given such unused portion of the Total Commitment hereunder shall terminate immediately and each of the Banks shall be relieved of all further obligations to make Loans.  If any such notice is given to the Borrower, the Administrative Agent will forthwith furnish a copy thereof to each of the Banks. No termination of the Total Commitment hereunder shall relieve the Borrower of any of the Obligations or any of its existing obligations to any of the Banks arising under other agreements or instruments.

11.3                           Remedies

(a)                                  In case any one or more of the Events of Default shall have occurred and be continuing, and whether or not the Administrative Agent shall have accelerated the maturity of the Loans pursuant to Section 11.1, each Bank, if owed any amount with respect to the Loans may with the consent of the Majority Banks but not otherwise, proceed to protect and enforce its rights by any appropriate Proceeding, whether for the specific performance of any covenant or agreement contained in this Credit Agreement and the other Loan Documents or any instrument pursuant to which the Obligations to such Bank are evidenced, including as permitted by applicable Government Mandate the obtaining of the ex parte appointment of a receiver, and, if such amount shall have become due, by declaration or otherwise, proceed to enforce the payment thereof or any other legal or equitable right of such Bank.

(b)                                 No remedy herein conferred upon any Bank or the Administrative Agent or the holder of any Note is intended to be exclusive of any other remedy, and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by any Government Mandate.

11.4                           Application of Monies.  In the event that, during the continuance of any Default or Event of Default, the Administrative Agent or any Bank, as the case may be, receives any monies in connection with the enforcement of rights under the Loan Documents, such monies shall be distributed for application as follows:

(a)                                  First, to the payment of, or (as the case may be) the reimbursement of the Administrative Agent and the Banks for or in respect of all costs, expenses, disbursements, and losses that shall have been incurred or sustained by the Administrative Agent and the Banks in connection with the collection of such monies by the Administrative Agent or any such Banks, for the exercise, protection, or enforcement by the Administrative Agent or any such Banks of all or any of the rights, remedies, powers, and privileges of the Administrative Agent or any such Banks under this Credit Agreement or any of the other Loan Documents, or in support of any provision of adequate indemnity to the Administrative Agent or any such Banks against any taxes or Liens that by Government Mandate shall have, or may have, priority over the rights of the Administrative Agent or any such Banks to such monies;

(b)                                 Second, to all other Obligations in such order or preference as the Majority Banks may determine; provided, however, that distributions among Obligations owing to the Banks and the Administrative Agent with respect to each type of Obligation such as interest, principal, fees, and expenses, shall be made among the Banks and the Administrative Agent pro rata according to the respective amounts thereof; and provided, further, that the Administrative Agent may in its discretion make proper allowance to take into account any Obligations not then due and payable; and

(c)                                  Third, the excess, if any, shall be returned to the Borrower or to such other Persons as are entitled thereto.

12.                                 SETOFF.

Regardless of the adequacy of any collateral, during the continuance of any Event of Default, any deposits or other sums credited by or due from any of the Banks to the Borrower and any securities or other property of the Borrower in the possession of such Bank may be applied to or set off by such Bank against the payment of Obligations and any and all other liabilities, direct, or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, of the Borrower to such Bank.  Each of the Banks agrees with each other Bank that if such Bank shall receive from the Borrower, whether by voluntary payment, exercise of the right of setoff, counterclaim, cross action, enforcement of the Obligations held by such Bank by Proceedings against the Borrower, by proof thereof in bankruptcy, reorganization, liquidation, receivership, or similar Proceedings, or otherwise, and shall retain and apply to the payment of the Obligations held by such Bank, any amount in excess of its ratable portion of the payments received by all of the Banks with respect to the Obligations held by all of the Banks (exclusive of payments to be made for the account of less than all of the Banks as provided in Sections 3.2.2, 4.8, and 4.9), such Bank will make such disposition and arrangements with the other Banks with respect to such excess, either by way of distribution, pro tanto assignment of claims, subrogation or otherwise as shall result in each Bank receiving in respect of the Obligations held by it, its proportionate payment as contemplated by this Credit Agreement; provided that if all or any part of such excess payment is thereafter recovered from such Bank, such disposition and arrangements shall be rescinded and the amount restored to the extent of such recovery, but without interest.

13.                                 THE ADMINISTRATIVE AGENT.

13.1                           Appointment and Authorization of Administrative Agent.  Each Bank hereby irrevocably appoints, designates and authorizes the Administrative Agent to take such action on its behalf under the provisions of this Credit Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Credit Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto.  Notwithstanding any provision to the contrary contained elsewhere herein or in any other Loan Document, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, nor shall the Administrative Agent have or be deemed to have any fiduciary relationship with any Bank or participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Credit Agreement or any other Loan Document or otherwise exist against the Administrative Agent.  Without limiting the generality of the foregoing sentence, the use of the term “agent” herein and in the other Loan Documents with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law.  Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

13.2                           Delegation of Duties.  The Administrative Agent may execute any of its duties under this Credit Agreement or any other Loan Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties.  The Administrative Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects in the absence of gross negligence or willful misconduct.

13.3                           Liability of Administrative Agent.  No Agent-Related Person shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Credit Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct in connection with its duties expressly set forth herein), or (b) be responsible in any manner to any Bank or participant for any recital, statement, representation or warranty made by the Borrower or any officer thereof, contained herein or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Credit Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Credit Agreement or any other Loan Document, or for any failure of the Borrower or any other party to any Loan Document to perform its obligations hereunder or thereunder.  No Agent-Related Person shall be under any obligation to any Bank or participant to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Credit Agreement or any other Loan Document, or to inspect the properties, books or records of the Borrower or any Affiliate thereof.

13.4                           Reliance by Administrative Agent..

(a)                                  The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, communication, signature, resolution, representation, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, electronic mail message, statement or other document or conversation reasonably believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to the Borrower), independent accountants and other experts selected by the Administrative Agent.  The Administrative Agent shall be fully justified in failing or refusing to take any action under any Loan Document unless it shall first receive such advice or concurrence of the Majority Banks (or, if required hereunder, all directly-affected Banks) as it deems appropriate and, if it so requests, it shall first be indemnified to its reasonable satisfaction by the Banks against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action.  The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Credit Agreement or any other Loan Document in accordance with a request or consent of the Majority Banks or all the Banks, if required hereunder, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Banks and participants.

(b)                                 For purposes of determining compliance with the conditions specified in Section 9, each Bank that has signed this Credit Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Bank unless the Administrative Agent shall have received notice from such Bank prior to the proposed Closing Date specifying its objection thereto.

13.5                           Notice of Default.  The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to the Administrative Agent for the account of the Banks, unless the Administrative Agent shall have received written notice from a Bank or the Borrower referring to this Credit Agreement, describing such Default and stating that such notice is a “notice of default.”  The Administrative Agent will notify the Banks of its receipt of any such notice.  The Administrative Agent shall take such action with respect to such Default as may be directed by the Majority Banks in accordance with Section 11; provided, however, that unless and until the Administrative Agent has received any such direction, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default as it shall deem advisable or in the best interest of the Banks.

13.6                           Credit Decision; Disclosure of Information by Administrative Agent.  Each Bank acknowledges that no Agent-Related Person has made any representation or warranty to it, and that no act by the Administrative Agent hereafter taken, including any consent to and acceptance of any assignment or review of the affairs of the Borrower or any Affiliate thereof, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Bank as to any matter, including whether Agent-Related Persons have disclosed material information in their possession.  Each Bank represents to the Administrative Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower and its Subsidiaries, and all applicable bank or other regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrower hereunder.  Each Bank also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Credit Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower.  Except for notices, reports and other documents expressly required to be furnished to the Banks by the Administrative Agent herein, the Administrative Agent shall not have any duty or responsibility to provide any Bank with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Borrower or any of its Affiliates which may come into the possession of any Agent-Related Person.

13.7                           Indemnification of Administrative Agent.  Whether or not the transactions contemplated hereby are consummated, the Banks shall indemnify upon demand each Agent-Related Person (to the extent not reimbursed by or on behalf of the Borrower and without limiting the obligation of the Borrower to do so), pro rata, and hold harmless each Agent-Related Person from and against any and all Indemnified Liabilities incurred by it; provided, however, that no Bank shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Liabilities to the extent determined in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from such Agent-Related Person’s own gross negligence or willful misconduct; provided, however, that no action taken in accordance with the directions of the Majority Banks shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section.  Without limitation of the foregoing, each Bank shall reimburse the Administrative Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including reasonable attorneys’ fees and expenses and non-duplicative reasonable costs of internal legal counsel) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Credit Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that the Administrative Agent is not reimbursed for such expenses by or on behalf of the Borrower.  The undertaking in this Section shall survive termination of the Total Commitment, the payment of all Obligations hereunder and the resignation of the Administrative Agent.

13.8                           Individual Capacity.  Bank of America and its affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with the Borrower and its Affiliates as though Bank of America were not the Administrative Agent hereunder and without notice to or consent of the Banks.  The Banks acknowledge that, pursuant to such activities, Bank of America or its affiliates may receive information regarding the Borrower or its Affiliates (including information that may be subject to confidentiality obligations in favor of the Borrower or such Affiliate) and acknowledge that the Administrative Agent shall be under no obligation to provide such information to them.  With respect to its Loans, Bank of America shall have the same rights and powers under this Agreement as any other Bank and may exercise such rights and powers as though it were not the Administrative Agent, and the terms “Bank” and “Banks” include Bank of America in its individual capacity.

13.9                           Successor Administrative Agent.  The Administrative Agent may resign as Administrative Agent upon sixty (60) days’ prior written notice to the Banks and the Borrower.  If the Administrative Agent resigns under this Agreement, the Majority Banks shall appoint from among the Banks a successor administrative agent for the Banks which successor administrative agent shall be subject to consent by the Borrower at all times other than during the existence of an Event of Default (which consent of the Borrower shall not be unreasonably withheld or delayed).  If no successor administrative agent is appointed within thirty (30) days of the date of such notice of resignation of the Administrative Agent, the Administrative Agent may appoint, after consulting with the Banks and the Borrower, a successor administrative agent from among the Banks, provided that, such successor administrative agent shall be a financial institution having a rating of not less than A or its equivalent by Standard & Poor’s Ratings Services.  Upon the acceptance of its appointment as successor administrative agent hereunder, the Person acting as such successor administrative agent shall succeed to all the rights, powers and duties of the retiring Administrative Agent and the term “Administrative Agent” shall mean such successor administrative agent and the retiring Administrative Agent’s appointment, powers and duties as Administrative Agent shall be terminated.  After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Section 13 and Sections 14 and 15 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Credit Agreement.  If no successor administrative agent has accepted appointment as Administrative Agent by the date which is sixty (60) days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective and the Banks shall perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Majority Banks appoint a successor agent as provided for above.

13.10                     Administrative Agent May File Proofs of Claim.

In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to the Borrower, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise

(a)                                  to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Banks and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Banks and the Administrative Agent and their respective agents and counsel and all other amounts due the Banks and the Administrative Agent under Sections 2.2, 2.3, the Fee Letter and Section 14) allowed in such judicial proceeding; and

(b)                                 to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Bank to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Banks, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.2, 2.3, the Fee Letter and Section 14.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Bank any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Bank or to authorize the Administrative Agent to vote in respect of the claim of any Bank in any such proceeding.

13.11                     Other Agents; Arrangers and Managers.  None of the Banks or other Persons identified on the facing page or signature pages of this Agreement as a “co-syndication agent,” “co-documentation agent,” “book manager,” or “arranger” shall have any right, power, obligation, liability, responsibility or duty under this Credit Agreement other than, in the case of such Banks, those applicable to all Banks in their individual capacity as parties hereto.  Without limiting the foregoing, none of the Banks or other Persons so identified shall have or be deemed to have any fiduciary relationship with any Bank.  Each Bank acknowledges that it has not relied, and will not rely, on any of the Banks or other Persons so identified in deciding to enter into this Credit Agreement or in taking or not taking action hereunder.

13.12                     Payments.

13.12.1            Payments to Administrative Agent.  A payment by the Borrower to the Administrative Agent hereunder or under any of the other Loan Documents for the account of any Bank shall constitute a payment to such Bank.  The Administrative Agent shall promptly distribute to each Bank such Bank’s pro rata share of payments received by the Administrative Agent for the account of the Banks except as otherwise expressly provided herein or in any of the other Loan Documents.

13.12.2            Distribution by Administrative Agent.  If in the reasonable opinion of the Administrative Agent the distribution of any amount received by it in such capacity hereunder, under any Notes, or under any of the other Loan Documents might involve it in liability, it may refrain from making distribution until its right to make the same shall have been adjudicated by a court of competent jurisdiction.  If any Government Authority shall adjudge that any amount received and distributed by the Administrative Agent is to be repaid, each Person to whom any such distribution shall have been made shall either repay to the Administrative Agent its proportionate share of the amount so adjudged to be repaid or shall pay over the same in such manner and to such Persons as shall be determined by such Government Authority.

13.12.3            Delinquent Banks.  Notwithstanding anything to the contrary contained in this Credit Agreement or any of the other Loan Documents, any Bank that fails (a) to make available to the Administrative Agent its pro rata share of any Loan, or (b) to comply with the provisions of Section 12 with respect to making dispositions and arrangements with the other Banks, where such Bank’s share of any payment received, whether by setoff or otherwise, is in excess of its pro rata share of such payments due and payable to all of the Banks, in each case as, when, and to the full extent required by the provisions of this Credit Agreement, shall be deemed delinquent (a “Delinquent Bank”) and shall be deemed a Delinquent Bank until such time as such delinquency is satisfied.  A Delinquent Bank shall be deemed to have assigned any and all payments due to it from the Borrower, whether on account of Outstanding Loans, interest, fees, or otherwise, to the remaining nondelinquent Banks for application to, and reduction of, their respective pro rata shares of all Outstanding Loans.  The Delinquent Bank hereby authorizes the Administrative Agent to distribute such payments to the nondelinquent Banks in proportion to their respective pro rata shares of all Outstanding Loans.  A Delinquent Bank shall be deemed to have satisfied in full a delinquency when and if, as a result of application of the assigned payments to all Outstanding Loans of the non-delinquent Banks, the Banks’ respective pro rata shares of all Outstanding Loans have returned to those in effect immediately prior to such delinquency and without giving effect to the nonpayment causing such delinquency.

13.13                     Holders of Notes.  Subject to Section 17, the Administrative Agent may deem and treat the payee of any Note as the absolute owner thereof for all purposes hereof until it shall have been furnished in writing with a different name by such payee or by a subsequent holder, assignee, or transferee.

14.                                 EXPENSES.

The Borrower shall upon demand either, as the Banks or the Administrative Agent may require and regardless of whether any Loans are made hereunder, pay in the first instance or reimburse the Banks and the Administrative Agent (to the extent that payments for the following items are not made under the other provisions hereof) for (a) the reasonable out-of-pocket costs of producing and reproducing this Credit Agreement, the other Loan Documents, and the other agreements and instruments mentioned herein, (b) reasonable out-of-pocket expenses incurred in connection with the syndication of this facility, (c) any taxes (including any interest and penalties in respect thereto) payable by the Administrative Agent or any of the Banks (other than taxes based upon the Administrative Agent’s or any Bank’s income or profits) on or with respect to the transactions contemplated by this Credit Agreement, (d) the reasonable fees, expenses, and disbursements of the Administrative Agent’s special counsel incurred in connection with the preparation, the administration, or interpretation of the Loan Documents, the other instruments mentioned herein, and the term sheet for the transactions contemplated by this Credit Agreement, each closing hereunder, and amendments, modifications, approvals, consents or waivers hereto or hereunder, (e) the reasonable fees, expenses, and disbursement of the Administrative Agent incurred by the Administrative Agent in connection with the preparation, administration, or interpretation of the Loan Documents and other instruments mentioned herein, (f) all reasonable out-of-pocket expenses (including reasonable attorneys’ fees and costs, which attorneys may be employees of any Bank or the Administrative Agent (provided such fees are non-duplicative of fees of outside counsel), and reasonable consulting, accounting, appraisal, investment banking, and similar professional fees and charges) incurred by any Bank or the Administrative Agent in connection with (i) the enforcement of or preservation of rights under any of the Loan Documents against the Borrower or any of its Subsidiaries or the administration thereof after the occurrence of a Default or Event of Default and (ii) any Proceeding or dispute whether arising hereunder or otherwise, in any way related to any Bank’s or the Administrative Agent’s relationship with the Borrower or any of its Subsidiaries.  The Borrower shall not be responsible under clause (f) above for the fees and costs of more than one law firm in any one jurisdiction with respect to any one Proceeding or set of related Proceedings for the Administrative Agent and the Banks, unless any of the Administrative Agent and the Banks shall have reasonably concluded that there are legal defenses available to it that are different from or additional to those available to the Borrower or there are other circumstances that in the reasonable judgment of the Administrative Agent and the Banks make separate counsel advisable.  The covenants of this Section 14 shall survive payment or satisfaction of all other Obligations.

15.                                 INDEMNIFICATION.

The Borrower shall, regardless of whether any Loans are made hereunder, indemnify and hold harmless the Administrative Agent and the Banks, together with their respective shareholders, directors, agents, officers, Subsidiaries, and Affiliates, from and against any and all damages, losses, settlement payments, obligations, liabilities, claims, causes of action, and Proceedings, and reasonable costs and expenses in connection therewith, incurred, suffered, sustained, or required to be paid by an indemnified party by reason of or resulting, directly or indirectly, from the transactions contemplated by the Loan Documents, including (a) any actual or proposed use by the Borrower or any of its Subsidiaries of the proceeds of any of the Loans, (b) the Borrower or any of its Subsidiaries entering into or performing this Credit Agreement or any of the other Loan Documents, or (c) with respect to the Borrower and its Subsidiaries and their respective properties and assets, the violation of any Environmental Law, the presence, disposal, escape, seepage, leakage, spillage, discharge, emission, release, or threatened release of any Hazardous Substances or any Proceeding brought or threatened with respect to any Hazardous Substances (including claims with respect to wrongful death, personal injury, or damage to property), in each case including the reasonable fees and disbursements of legal counsel and non-duplicative reasonable allocated costs of internal legal counsel incurred in connection with any such Proceeding (collectively, the “Indemnified Liabilities”), provided, however, the Borrower shall not be obligated to indemnify any party for any damages, losses, settlement payments, obligations, liabilities, claims, causes of action, Proceedings, costs, and expenses that were caused directly by (i) the gross negligence or willful misconduct of the indemnified party or (ii) any breach by any Bank of its obligation to fund a Loan pursuant to this Credit Agreement, provided that the Borrower is not then in Default.  In Proceedings, or the preparation therefor, the indemnified parties shall be entitled to select their legal counsel and, in addition to the foregoing indemnity, the Borrower shall, promptly upon demand, pay in the first instance, or reimburse the indemnified parties for, the reasonable fees and expenses of such legal counsel.  The Borrower shall not be responsible under this section for the fees and costs of more than one law firm in any one jurisdiction for the Borrower and the indemnified parties with respect to any one Proceeding or set of related Proceedings, unless any indemnified party shall have reasonably concluded that there are legal defenses available to it that are different from or additional to those available to the Borrower or there are other circumstances that in the reasonable judgment of the indemnified parties make separate counsel advisable.  If, and to the extent that the obligations of the Borrower under this Section 15 are unenforceable for any reason, the Borrower shall make the maximum contribution to the payment in satisfaction of such obligations that is permissible under applicable law.  The covenants contained in this Section 15 shall survive payment or satisfaction in full of all other Obligations.

16.                                 SURVIVAL OF COVENANTS, ETC.

All covenants, agreements, representations, and warranties made herein, in any Notes, in any of the other Loan Documents, or in any documents or other papers delivered by or on behalf of the Borrower or any of its Subsidiaries pursuant hereto shall be deemed to have been relied upon by the Banks and the Administrative Agent, notwithstanding any investigation heretofore or hereafter made by any of them, and shall survive the making by the Banks of the Loans, as herein contemplated, and shall continue in full force and effect so long as any amount due under this Credit Agreement or any Notes or any of the other Loan Documents remains outstanding or any Bank has any obligation to make any Loans, and for such further time as may be otherwise expressly specified in this Credit Agreement.  All statements contained in any certificate or other paper delivered to any Bank or the Administrative Agent at any time by or on behalf of the Borrower or any of its Subsidiaries pursuant hereto or in connection with the transactions contemplated hereby shall constitute representations and warranties by the Borrower or such Subsidiary hereunder.

17.                                 ASSIGNMENT AND PARTICIPATION.

17.1                           Conditions to Assignment by Banks.  Except as provided herein, each Bank may assign to one or more Eligible Assignees all or a portion of its interests, rights, and obligations under this Credit Agreement (including all or a portion of its Commitment Percentage and Commitment and the same portion of the Loans at the time owing to it) and any Notes held by it;

provided that (a) the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower shall have given its prior written consent to such assignment, which consents will not be unreasonably withheld, provided that, if no Event of Default has occurred and is continuing, no Bank may assign its rights and obligations hereunder if such assignment would result in a reduction of or a withdrawal of the then current rating of the commercial paper notes of the Borrower (b) each such assignment shall be of a constant, and not a varying, percentage of all the assigning Bank’s rights and obligations under this Credit Agreement, (c) each assignment of less than all of the assigning Bank’s rights and obligations under this Credit Agreement, shall be in an amount equal to $10,000,000 or in integral multiples of $1,000,000 in excess thereof, and (d) the parties to such assignment shall execute and deliver to the Administrative Agent, for recording in the Register (as hereinafter defined), an Assignment and Acceptance, substantially in the form of Exhibit H hereto (an “Assignment and Acceptance”), together with any Notes subject to such assignment.  Upon such execution, delivery, acceptance, and recording, from and after the effective date specified in each Assignment and Acceptance, which effective date shall be at least five (5) Business Days after the execution thereof, (i) the assignee thereunder shall be a party hereto and, to the extent provided in such Assignment and Acceptance, have the rights and obligations of a Bank hereunder, and (ii) the assigning Bank shall, to the extent provided in such assignment and upon payment to the Administrative Agent of the registration fee referred to in Section 17.3, be released from its obligations under this Credit Agreement.

17.2                           Certain Representations and Warranties; Limitations; Covenants.  By executing and delivering an Assignment and Acceptance, the parties to the assignment thereunder confirm to and agree with each other and the other parties hereto as follows: (a) other than the representation and warranty that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim, the assigning Bank makes no representation or warranty, express or implied, and assumes no responsibility with respect to any statements, warranties, or representations made in or in connection with this Credit Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency, or value of this Credit Agreement, the other Loan Documents or any other instrument or document furnished pursuant hereto; (b) the assigning Bank makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower and its Subsidiaries or any other Person primarily or secondarily liable in respect of any of the Obligations, or the performance or observance by the Borrower and its Subsidiaries or any other Person primarily or secondarily liable in respect of any of the Obligations or any of their obligations under this Credit Agreement or any of the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto; (c) such assignee confirms that it has received a copy of this Credit Agreement, together with copies of the most recent financial statements referred to in Section 5.4 and Section 6.4 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (d) such assignee will, independently and without reliance upon the assigning Bank, the Administrative Agent, or any other Bank and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Credit Agreement; (e) such assignee represents and warrants that it is an Eligible Assignee; (f) such assignee appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Credit Agreement and the other Loan Documents as are delegated to the Administrative Agent by the terms hereof or thereof, together with such powers as are reasonably incidental thereto; (g) such assignee agrees that it will perform in accordance with their terms all of the obligations that by the terms of this Credit Agreement are required to be performed by it as a Bank; and (h) such assignee represents and warrants that it is legally authorized to enter into such Assignment and Acceptance.

17.3                           Register.  The Administrative Agent shall maintain a copy of each Assignment and Acceptance delivered to it and a register or similar list (the “Register”) for the recordation of the names and addresses of the Banks and the Commitment Percentage of, and principal amount of the Loans owing to the Banks from time to time.  The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrower, the Administrative Agent, and the Banks may treat each Person whose name is recorded in the Register as a Bank hereunder for all purposes of this Credit Agreement.  The Register shall be available for inspection by the Borrower and the Banks at any reasonable time and from time to time upon reasonable prior notice.  Upon each such recordation, the assigning Bank agrees to pay to the Administrative Agent a registration fee in the sum of $3,500.

17.4                           New Notes.  Upon its receipt of an Assignment and Acceptance executed by the parties to such assignment, together with any Note subject to such assignment, the Administrative Agent shall (a) record the information contained therein in the Register, and (b) give prompt notice thereof to the Borrower and the Banks (other than the assigning Bank).  Within five (5) Business Days after receipt of such notice, if requested by the Eligible Assignee, the Borrower, at its own expense, shall execute and deliver to the Administrative Agent, in exchange for each surrendered Note, a new Note to the order of such Eligible Assignee in an amount equal to the amount assumed by such Eligible Assignee pursuant to such Assignment and Acceptance and, at the request of the Administrative Agent or the assigning Bank, if the assigning Bank has retained some portion of its obligations hereunder, a new Note to the order of the assigning Bank in an amount equal to the amount retained by it hereunder. Such new Notes shall provide that they are replacements for the surrendered Notes, shall be in an aggregate principal amount equal to the aggregate principal amount of the surrendered Notes, shall be dated the effective date of such Assignment and Acceptance and shall otherwise be in substantially the form of the assigned Notes.  The surrendered Notes shall be cancelled and returned to the Borrower.

17.5                           Participations.  Each Bank may sell participations to one or more banks or other entities in all or a portion of such Bank’s rights and obligations under this Credit Agreement and the other Loan Documents; provided that (a) any such sale or participation shall not affect the rights and duties of the selling Bank hereunder to the Borrower, (b) the only rights granted to the participant pursuant to such participation arrangements with respect to waivers, amendments, or modifications of the Loan Documents shall be the rights to approve waivers, amendments or modifications that require the unanimous consent of the Banks pursuant to Section 24 and (c) such participation shall be in a minimum amount of $1,000,000 or in integral multiples of $1,000,000 in excess thereof.  Each Bank shall, promptly upon request of the Borrower in each instance, disclose to the Borrower the parties to which such Bank has granted participations under this section unless such Bank is subject to a contractual restriction not to do so.

17.6                           Disclosure.  Any Bank may disclose information obtained by such Bank pursuant to this Credit Agreement to assignees or participants and potential assignees or participants hereunder subject to Section 6.4(e).

17.7                           Assignee or Participant Affiliated with the Borrower.  If any assignee Bank is an Affiliate of the Borrower, then any such assignee Bank shall have no right to vote as a Bank hereunder or under any of the other Loan Documents for purposes of granting consents or waivers or for purposes of agreeing to amendments or other modifications to any of the Loan Documents or for purposes of making requests to the Administrative Agent pursuant to Section 11, and the determination of the Majority Banks shall for all purposes of this Credit Agreement and the other Loan Documents be made without regard to such assignee Bank’s interest in any of the Loans.  If any Bank sells a participating interest in any of the Loans to a participant, and such participant is the Borrower or an Affiliate of the Borrower, then such transferor Bank shall promptly notify the Administrative Agent of the sale of such participation.  A transferor Bank shall have no right to vote as a Bank hereunder or under any of the other Loan Documents for purposes of granting consents or waivers or for purposes of agreeing to amendments or modifications to any of the Loan Documents or for purposes of making requests to the Administrative Agent pursuant to Section 11 to the extent that such participation is beneficially owned by the Borrower or any Affiliate of the Borrower, and the determination of the Majority Banks shall for all purposes of this Credit Agreement and the other Loan Documents be made without regard to the interest of such transferor Bank in the Loans to the extent of such participation.

17.8                           Miscellaneous Assignment Provisions.  Any assigning Bank shall retain its rights to be indemnified pursuant to Sections 4.8, 4.9, 14, and 15 with respect to any claims or actions arising prior to the date of the assignment.  If any assignee Bank is not incorporated under the laws of the United States of America or any state thereof, it shall, prior to the date on which any interest or fees are payable hereunder or under any of the other Loan Documents for its account, deliver to the Borrower and the Administrative Agent certification as to its exemption from deduction or withholding of any United States federal income taxes.  Anything contained in this Section 17 to the contrary notwithstanding, any Bank may at any time pledge all or any portion of its interest and rights under this Credit Agreement (including all or any portion of its Notes) to any of the twelve Federal Reserve Banks organized under §4 of the Federal Reserve Act, 12 U.S.C. §341.  No such pledge or the enforcement thereof shall release the pledgor Bank from its obligations hereunder or under any of the other Loan Documents.

17.9                           Assignment by Borrower.  The Borrower shall not assign or transfer any of its rights or obligations under any of the Loan Documents without the prior written consent of each of the Banks.

17.10                     SPC Provision.  Notwithstanding anything to the contrary contained herein, any Bank (a “Granting Lender”) may grant to a special purpose funding vehicle identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower (an “SPC”) the option to provide all or any part of any Loan that such Granting Lender would otherwise be obligated to make pursuant to this Credit Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to fund any Loan, and (ii) if an SPC elects not to exercise such option or otherwise fails to make all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof.  Each party hereto hereby agrees that (i) neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of the Borrower under this Credit Agreement, (ii) no SPC shall be liable for any indemnity or similar payment obligation under this Credit Agreement for which a Bank would be liable, and (iii) the

Granting Lender shall for all purposes, including the approval of any amendment, waiver or other modification of any provision of any Loan Document, remain the Bank of record hereunder.  The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender.  In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Credit Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior debt of any SPC, it will not institute against, or join any other Person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency, or liquidation proceeding under the laws of the United States or any State thereof; provided, with respect to such agreement by the Borrower, that the related Granting Lender shall not be in breach of its obligations to make Loans to the Borrower hereunder.  Notwithstanding the foregoing, the Granting Lender unconditionally agrees to indemnify the Borrower, the Administrative Agent and each Bank against all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be incurred by or asserted against the Borrower, the Administrative Agent or such Bank, as the case may be, in any way relating to or arising as a consequence of any such forbearance or delay in the initiation of any such proceeding against its SPC.  Notwithstanding anything to the contrary contained herein, any SPC may (i) with notice to, but without prior consent of the Borrower and the Administrative Agent and without the payment of a registration fee of $3,500, assign all or any portion of its right to receive payment with respect to any Loan to the Granting Lender and (ii) disclose on a confidential basis any non-public information relating to its funding of Loans to any rating agency, commercial paper dealer or provider of any surety or guarantee or credit or liquidity enhancement to such SPC.  This Section may not be amended, waived or otherwise modified without the written consent of each Granting Lender all or any part of whose Loans are being funded by a SPC at the time of such amendment, waiver or other modification.

18.                                 NOTICES, ETC.

18.1                           Notices.

Except as otherwise expressly provided in this Credit Agreement, all notices and other communications made or required to be given pursuant to this Credit Agreement or any Notes shall be in writing and shall be delivered in hand, mailed by United States registered or certified first class mail, postage prepaid, sent by overnight courier, or sent by telegraph, telecopy, telefax or telex and confirmed by delivery via courier or postal service or (subject to Section 18.2) via electronic mail at the address specified below or on Schedule 1(a), addressed as follows:

(a)                                  if to the Borrower, at 767 Fifth Avenue, New York, New York 10153-0185 (Telecopy Number (212) 823-8520), Attention:  Treasurer; with a copy sent via the same means to General Counsel of the Borrower at 1345 Avenue of the Americas, New York, New York 10105 (Telecopy Number (212) 969-1334), or at such other address for notice as any of such Persons shall last have furnished in writing to the Person giving the notice;

(b)                                 if to Bank of America, whether individually or as Administrative Agent,

(i)                                     at 101 North Tryon Street, 15th Floor, Charlotte, North Carolina 28255, Agency Services – Independence Center NC1-001-15-01 (Telecopy Number

(704) 409–0002), Attention: Merci Owens, Ref: Alliance Capital Management L.P.; electronic mail:  merci.r.owens@bankofamerica.com.

(ii)                                  all financial information at 101 North Tryon Street, 8th Floor, Charlotte, North Carolina 28255, Agency Management NC1-001-08-19 (Telecopy Number (704) 409-0180), Attention: Cindy King; electronic mail:  cindy.king@ bankofamerica.com and Credit Compliance, 231 South LaSalle Street, Chicago, Illinois  60697 (Telecopy Number (312) 987-0889), Attention: Elizabeth Bishop and Susan Jalics, in each case Ref: Alliance Capital Management; electronic mail:  elizabeth.w.f.bishop@bankofamerica.com and susan.c.jalics@bankofamerica.com.

(iii)                               with a copy sent via the same means to Paul, Hastings, Janofsky & Walker LLP, 600 Peachtree Street, N.E., Suite 2400, Atlanta, Georgia 30308-2222 (Telecopy Number:  (404) 815-2424), Attention: Chris D. Molen, Esq.,

or such other address for notice as such Person shall last have furnished in writing to the Person giving the notice;

(c)                                  if to any Bank, at such Bank’s address set forth on Schedule 1(a) hereto, or such other address for notice as such Bank shall have last furnished in writing to the Person giving the notice.

Any such notice or demand shall be deemed to have been duly given or made and to have become effective (i) if delivered by hand, overnight courier or telecopy to a responsible officer of the party to which it is directed, at the time of the receipt thereof by such officer or the sending of such telecopy, or when delivery (if other than by telecopy) is duly attempted and refused, (ii) if sent by registered or certified first-class mail, postage prepaid, on the third Business Day following the mailing thereof and (iii) if delivered by electronic mail (which form of delivery is subject to Section 18.2), when delivered.

18.2                           Electronic Notices.  Electronic mail and internet and intranet websites may be used only to the extent permitted by Section 6.4(f) and to distribute Loan Documents for execution by the parties thereto, and may not be used for any other purpose under this Credit Agreement or any other Loan Document.

19.                                 GOVERNING LAW.

THIS CREDIT AGREEMENT AND, EXCEPT AS OTHERWISE SPECIFICALLY PROVIDED THEREIN, EACH OF THE OTHER LOAN DOCUMENTS ARE CONTRACTS UNDER THE LAWS OF THE STATE OF NEW YORK AND SHALL FOR ALL PURPOSES BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED WHOLLY WITHIN SUCH STATE.  EACH OF THE ADMINISTRATIVE AGENT THE BANKS, AND THE BORROWER AGREES THAT ANY SUIT FOR THE ENFORCEMENT OF THIS CREDIT AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR ANY FEDERAL COURT SITTING THEREIN AND CONSENTS TO THE NONEXCLUSIVE

JURISDICTION OF SUCH COURT AND THE SERVICE OF PROCESS IN ANY SUCH SUIT BEING MADE UPON THE BORROWER BY MAIL AT THE ADDRESS SPECIFIED IN SECTION 18.  EACH OF THE ADMINISTRATIVE AGENT THE BANKS, AND THE BORROWER HEREBY WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH SUIT OR ANY SUCH COURT OR THAT SUCH SUIT IS BROUGHT IN AN INCONVENIENT COURT.

20.                                 HEADINGS.

The captions in this Credit Agreement are for convenience of reference only and shall not define or limit the provisions hereof.

21.                                 COUNTERPARTS.

This Credit Agreement and any amendment hereof may be executed in several counterparts and by each party on a separate counterpart, each of which when so executed and delivered shall be an original, and all of which together shall constitute one instrument.  In proving this Credit Agreement it shall not be necessary to produce or account for more than one such counterpart signed by the party against whom enforcement is sought.  Any signatures delivered after the Closing Date by a party by facsimile transmission shall be deemed an original signature hereto.

22.                                 ENTIRE AGREEMENT, ETC.

The Loan Documents and any other documents executed in connection herewith or therewith express the entire understanding of the parties with respect to the transactions contemplated hereby.  Neither this Credit Agreement nor any term hereof may be changed, waived, discharged or terminated, except as provided in Section 24.

23.                                 WAIVER OF JURY TRIAL.

EACH OF THE ADMINISTRATIVE AGENT, THE BANKS, AND THE BORROWER HEREBY WAIVES ITS RIGHT TO A JURY TRIAL WITH RESPECT TO ANY PROCEEDING ARISING OUT OF ANY DISPUTE IN CONNECTION WITH THIS CREDIT AGREEMENT, THE NOTES, OR ANY OF THE OTHER LOAN DOCUMENTS, AND RIGHTS OR OBLIGATIONS HEREUNDER OR THEREUNDER, OR THE PERFORMANCE OF SUCH RIGHTS AND OBLIGATIONS.  EXCEPT AS PROHIBITED BY LAW, EACH OF THE ADMINISTRATIVE AGENT, THE BANKS AND THE BORROWER HEREBY WAIVES ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY PROCEEDING REFERRED TO IN THE PRECEDING SENTENCE ANY SPECIAL, EXEMPLARY, PUNITIVE, OR CONSEQUENTIAL DAMAGES OR ANY DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES.  THE BORROWER (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT, OR ATTORNEY OF ANY BANK OR THE ADMINISTRATIVE AGENT HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH BANK OR THE ADMINISTRATIVE AGENT WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS AND (B) ACKNOWLEDGES THAT EACH OF THE ADMINISTRATIVE AGENT AND THE BANKS HAS BEEN INDUCED TO ENTER INTO THIS CREDIT AGREEMENT AND THE OTHER

LOAN DOCUMENTS TO WHICH IT IS A PARTY BY, AMONG OTHER THINGS, THE WAIVERS AND CERTIFICATIONS CONTAINED HEREIN.

24.                                 CONSENTS, AMENDMENTS, WAIVERS, ETC.

Except as otherwise expressly provided in this Credit Agreement, any term of this Credit Agreement, the other Loan Documents, or any other instrument related hereto or mentioned herein may be amended with, but only with, the written consent of the Borrower and the Majority Banks.  Any consent or approval required or permitted by this Credit Agreement to be given by the Banks may be given, any acceleration of amounts owing under the Loan Documents may be rescinded, and the performance or observance by the Borrower of any terms of this Credit Agreement, the other Loan Documents, or any other instrument related hereto or mentioned herein or the continuance of any Default or Event of Default may be waived (either generally or in a particular instance and either retroactively or prospectively) with, but only with, the written consent of the Majority Banks. Notwithstanding the foregoing, the rate of interest on the Loans (other than interest accruing pursuant to Section 4.10 following the effective date of any waiver by the Majority Banks of the Default or Event of Default relating thereto), the term of the Loans, the definition of Maturity Date, the extension of any scheduled date of payment of any principal, interest or fees hereunder or any mandatory payment of principal under Section 3.2.1, the pro rata sharing provisions of Section 13.12.1 and the amount of facility fees hereunder may not be changed and the Outstanding principal amount of the Loans, or any portion thereof, may not be forgiven without the written consent of the Borrower and the written consent of Banks holding one hundred percent (100%) of the Outstanding principal amount of the Loans (or, if no Loans are Outstanding, Commitments representing one hundred percent (100%) of the Total Commitment); neither this Section 24 nor the definition of Majority Banks may be amended without the written consent of all of the Banks; the amount of the Administrative Agent’s fee and Section 13 may not be amended without the written consent of the Administrative Agent; and the amount of the Commitment of any Bank may not be increased without the consent of such Bank.  No waiver shall extend to or affect any obligation not expressly waived or impair any right consequent thereon.  No course of dealing or delay or omission on the part of any Bank in exercising any right shall operate as a waiver thereof or otherwise be prejudicial thereto.  No notice to or demand upon the Borrower shall entitle the Borrower to other or further notice or demand in similar or other circumstances.  Neither the Administrative Agent nor any Bank has any fiduciary relationship with or fiduciary duty to the Borrower arising out of or in connection with this Credit Agreement or any of the other Loan Documents, and the relationship between the Administrative Agent and the Banks, on the one hand, and the Borrower, on the other hand, in connection herewith or therewith is solely that of debtor and creditor.

25.                                 SEVERABILITY.

The provisions of this Credit Agreement are severable and if any one clause or provision hereof shall be held invalid or unenforceable in whole or in part in any jurisdiction, then such invalidity or unenforceability shall affect only such clause or provision, or part thereof, in such jurisdiction, and shall not in any manner affect such clause or provision in any other jurisdiction, or any other clause or provision of this Credit Agreement in any jurisdiction.

THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK

IN WITNESS WHEREOF, the undersigned have duly executed this Credit Agreement as of the date first set forth above.

BORROWER:	ALLIANCE CAPITAL MANAGEMENT L.P.

	By:	Alliance Capital Management Corporation, its General Partner

	By:	/s/ Robert H. Joseph, Jr.
	Name:	Robert H. Joseph, Jr.
	Title:	Senior Vice President and Chief Financial Officer

ADMINISTRATIVE AGENT : AND BANKS	BANK OF AMERICA, N.A., as Administrative Agent and a Bank

	By:	/s/ Elizabeth W. F. Bishop
	Name:	Elizabeth W. F. Bishop
	Title:	Managing Director

THE BANK OF NEW YORK, as a Bank

By:	/s/ Timothy J. Somers
Name:	Timothy J. Somers
Title:	Vice President

CITIBANK, N.A., as a Bank

By:	/s/ Jervis Smith
Name:	Jervis Smith
Title:	Director

DEUTSCHE BANK AG, NEW YORK BRANCH, as a Bank

By:	/s/ Gayma Z. Shivnarian
Name:	Gayma Z. Shivnarian
Title:	Director

By:	/s/ Elizabeth Zieglmeier
Name:	Elizabeth Zieglmeier
Title:	Managing Director

JPMORGAN CHASE BANK, as a Bank

By:	/s/ Helen L. Newcomb
Name:	Helen L. Newcomb
Title:	Vice President

CREDIT SUISSE FIRST BOSTON, ACTING THROUGH ITS CAYMAN ISLANDS BRANCH, as a Bank

By:	/s/ Jay Chall
Name:	Jay Chall
Title:	Director

By:	/s/ Paul J. Corona
Name:	Paul J. Corona
Title:	Director

STATE STREET BANK AND TRUST COMPANY, as a Bank

By:	/s/ Anne Marie Gualtieri
Name:	Anne Marie Gualtieri
Title:	Vice President

BNP PARIBAS, as a Bank

By:	/s/ Marguerite L. Lebon
Name:	Marguerite L. Lebon
Title:	Vice President

BNP PARIBAS, as a Bank

By:	/s/ Barry K. Chung
Name:	Barry K. Chung
Title:	Vice President

SOCIÉTÉ GÉNÉRALE, as a Bank

By:	/s/ Frank Bonavita
Name:	Frank Bonavita
Title:	Managing Director

ABN AMRO BANK N.V., as a Bank

By:	/s/ Bryan A. Manning
Name:	Bryan A. Manning
Title:	Vice President

By:	/s/ Philip A. Mondrowski
Name:	Philip A. Mondrowski
Title:	Group Vice President

BANK ONE, N.A. (Main Office Chicago), as a Bank

By:	/s/ Nicole Holzapfel
Name:	Nicole Holzapfel
Title:	Director, Capital Markets

FLEET NATIONAL BANK, as a Bank

By:	/s/ Lawrence Davis
Name:	Lawrence Davis
Title:	Portfolio Manager

WACHOVIA BANK, N.A., as a Bank

By:	/s/ Daniel J. Norton
Name:	Daniel J. Norton
Title:	Director

TABLE OF CONTENTS

1.	DEFINITIONS AND RULES OF INTERPRETATION.
	1.1	Definitions
	1.2	Rules of Interpretation.
2.	THE REVOLVING CREDIT FACILITY.
	2.1	Commitment to Lend.
	2.2	Facility Fee
	2.3	Utilization Fee
	2.4	Other Fees
	2.5	Reduction of Total Commitment
	2.6	The Notes; the Record
	2.7	Interest on Loans
	2.8	Requests for Loans
	2.9	Conversion Options
	2.10	Funds for Loans
	2.11	Limit on Number of LIBOR Loans
3.	REPAYMENT OF LOANS
	3.1	Maturity
	3.2	Mandatory Repayments of Loans
	3.3	Optional Repayments of Loans
4.	CERTAIN GENERAL PROVISIONS
	4.1	Application of Payments
	4.2	Funds for Payments
	4.3	Computations
	4.4	Inability to Determine LIBOR Rate Basis
	4.5	Illegality
	4.6	Additional Costs, Etc
	4.7	Capital Adequacy
	4.8	Certificate
	4.9	Indemnity
	4.10	Interest After Default
5.	REPRESENTATIONS AND WARRANTIES.

i

	5.1	Corporate Authority
	5.2	Governmental Approvals
	5.3	Liens; Leases
	5.4	Financial Statements
	5.5	No Material Changes, Etc
	5.6	Permits
	5.7	Litigation
	5.8	Material Contracts
	5.9	Compliance with Other Instruments. Laws, Etc
	5.10	Tax Status
	5.11	No Event of Default
	5.12	Holding Company and Investment Company Acts
	5.13	Insurance
	5.14	Certain Transactions
	5.15	Employee Benefit Plans
	5.16	Regulations U and X
	5.17	Environmental Compliance
	5.18	Subsidiaries, Etc
	5.19	Funded Debt
	5.20	General
6.	AFFIRMATIVE COVENANTS OF THE BORROWER
	6.1	Punctual Payment
	6.2	Maintenance of Office
	6.3	Records and Accounts
	6.4	Financial Statements, Certificates, and Information
	6.5	Notices
	6.6	Existence; Business; Properties
	6.7	Insurance
	6.8	Taxes
	6.9	Inspection of Properties and Books, Etc.

	6.10	Compliance with Government Mandates, Contracts, and Permits
	6.11	Use of Proceeds
	6.12	Certain Changes in Accounting Principles
	6.13	Broker-Dealer Subsidiaries
7.	CERTAIN NEGATIVE COVENANTS OF THE BORROWER
	7.1	Disposition of Assets
	7.2	Fundamental Changes
	7.3	Restrictions on Liens
	7.4	Restrictions on Investments
	7.5	Restrictions on Funded Debt
	7.6	Distributions
	7.7	Transactions with Affiliates
	7.8	Fiscal Year
	7.9	Compliance with Environmental Laws
	7.10	Employee Benefit Plans
	7.11	Amendments to Certain Documents
8.	FINANCIAL COVENANTS OF THE BORROWER.
	8.1	Consolidated Leverage Ratio
	8.2	Minimum Consolidated Net Worth
	8.3	Miscellaneous
9.	CLOSING CONDITIONS.
	9.1	Financial Statements and Material Changes
	9.2	Loan Documents
	9.3	Certified Copies of Charter Documents
	9.4	Partnership and Corporate Action
	9.5	Consents
	9.6	Opinions of Counsel
	9.7	Proceedings
	9.8	Incumbency Certificate
	9.9	Fees

	9.10	Representations and Warranties True; No Defaults
	9.11	Termination of Prior Credit Agreements
10.	CONDITIONS TO ALL BORROWINGS
	10.1	No Default
	10.2	Representations True
	10.3	Loan Request
	10.4	Payment of Fees
	10.5	No Legal Impediment
11.	EVENTS OF DEFAULT; ACCELERATION; ETC
	11.1	Events of Default and Acceleration
	11.2	Termination of Commitments
	11.3	Remedies
	11.4	Application of Monies
12.	SETOFF
13.	THE ADMINISTRATIVE AGENT
	13.1	Appointment and Authorization of Administrative Agent
	13.2	Delegation of Duties
	13.3	Liability of Administrative Agent
	13.4	Reliance by Administrative Agent
	13.5	Notice of Default
	13.6	Credit Decision; Disclosure of Information by Administrative Agent
	13.7	Indemnification of Administrative Agent
	13.8	Individual Capacity
	13.9	Successor Administrative Agent
	13.10	Administrative Agent May File Proofs of Claim
	13.11	Other Agents; Arrangers and Managers
	13.12	Payments
	13.13	Holders of Notes
14.	EXPENSES
15.	INDEMNIFICATION

16.	SURVIVAL OF COVENANTS, ETC
17.	ASSIGNMENT AND PARTICIPATION
	17.1	Conditions to Assignment by Banks
	17.2	Certain Representations and Warranties; Limitations; Covenants
	17.3	Register
	17.4	New Notes
	17.5	Participations
	17.6	Disclosure
	17.7	Assignee or Participant Affiliated with the Borrower
	17.8	Miscellaneous Assignment Provisions
	17.9	Assignment by Borrower
	17.10	SPC Provision
18.	NOTICES, ETC
	18.1	Notices
	18.2	Electronic Notices
19.	GOVERNING LAW
20.	HEADINGS
21.	COUNTERPARTS
22.	ENTIRE AGREEMENT, ETC
23.	WAIVER OF JURY TRIAL.
24.	CONSENTS, AMENDMENTS, WAIVERS, ETC
25.	SEVERABILITY

v

Schedules

Schedule 1(a)	-	Banks and Commitments
Schedule 1(b)	-	Broker-Dealer Subsidiaries
Schedule 5.2	-	Governmental Approvals
Schedule 5.18	-	Subsidiaries
Schedule 5.19	-	Funded Debt
Schedule 7.3	-	Certain Permitted Liens
Schedule 7.4	-	Certain Investments

Exhibits

Exhibit A	-	Form of Note
Exhibit B	-	Form of Loan Request
Exhibit C	-	Form of Confirmation of Loan Request
Exhibit D	-	Form of Conversion Request
Exhibit E	-	Form of Confirmation of Conversion Request
Exhibit F	-	Form of Compliance Certificate
Exhibit G	-	Opinion Letter
Exhibit H	-	Form of Assignment and Acceptance